Exhibit 10.2

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both (a) not material and (b) the type that the registrant customarily and actually treats as private or confidential.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into on December 19, 2025 (the “Effective Date”) between QYUNS THERAPEUTICS CO., LTD., a corporation organized under the laws of the People’s Republic of China, with a place of business at No.907 Yaocheng Avenue, Taizhou, Jiangsu, China (“Qyuns”) and LE2025 Therapeutics AG, a corporation organized under the laws of Switzerland, with a place of business at c/o burckhardt AG, Steinentorstrasse 23, 4051 Basel, Switzerland (“NewCo”) and, solely for purposes of Sections 8.1 and 15.6, Windward Bio Group AG, a corporation organized under the laws of Switzerland, with a place of business at Aeschenplatz 6 4052 Basel, Switzerland (“Parent”). In addition, Qyuns and NewCo each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Qyuns has developed certain bi-specific antibodies targeting TSLP (as defined herein) and [***] (as defined herein), including the bi-specific antibody internally known as QX027N, and Qyuns owns or controls certain patents, know-how and other intellectual property rights relating to such compounds; and

WHEREAS, NewCo wishes to obtain from Qyuns, and Qyuns is willing to grant to NewCo, an exclusive license to research, develop, manufacture and commercialize such antibodies outside of Qyuns Territory (as defined below), all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized shall have the meanings set forth below:

1.1 “Accounting Standards” means U.S. Generally Accepted Accounting Principles (GAAP) or the International Financial Reporting Standards (IFRS), as applicable.

1.2 “Acquirer” means, collectively, the Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates, other than the applicable Party in the definition of Change of Control and such Party’s Affiliates, determined as of immediately prior to the closing of such Change of Control.

1.3 “Active Ingredient” means any clinically active material that provides pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.4 “Affiliate” means, with respect to a Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person. As used in this definition, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (a) in the case of a corporation, the ownership of more than fifty percent (50%) of the outstanding voting securities thereof or an interest that results in the ability to direct or cause the direction of the management and policies of such entity or the power to appoint more than fifty percent (50%) of the members of the governing body of such entity, (b) in the case of a non-corporate Person, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity, or (c) the power to direct the management or policies of a Person, whether through ownership of voting securities, status as general partner in a partnership, by contract relating to voting rights or corporate governance, resolution, regulation or otherwise.

1.5 “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.6 “Biosimilar Product” means, with respect to a Product sold by NewCo, its Affiliate or sublicensee in a country or jurisdiction in the NewCo Territory, any pharmaceutical or biological product that (a) contains Active Ingredients that are “biosimilar” (as such term is used in 42 U.S.C. § 262(i)(2)) to the Active Ingredients of such Product; (b) is sold in such country or jurisdiction by a Third Party that is not a sublicensee of NewCo or its Affiliates and did not purchase such product in a chain of distribution that included NewCo or any of its Affiliates or its or their sublicensees; and (c) has obtained Regulatory Approval in such country or jurisdiction as “biosimilar product” or “similar biological medicinal product” (or similar designation) of such Product on an expedited or abbreviated basis in a manner that relied on or incorporated data submitted by NewCo, its Affiliates or its or their sublicensees for such Product.

1.7 “Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, U.S., or Jiangsu, Mainland China, are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

1.8 “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, except that the first Calendar Quarter shall commence on the Effective Date and end on the first to occur of March 31, June 30, September 30 and December 31 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.9 “Calendar Year” means each twelve (12) month period commencing on January 1 and ending on December 31, except that the first Calendar Year shall commence on the Effective Date and end on the first December 31 to occur after the Effective Date, and the last Calendar Year shall end on the last day of the Term.

1.10 “cGMP” means all applicable current Good Manufacturing Practices, including, as applicable, the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, European Directive 2003/94/EC and Eudralex 4, the principles detailed in the International Conference on Harmonization (“ICH”) Q7 guidelines, and the equivalent Applicable Laws in any relevant country or jurisdiction, each as may be amended and applicable from time to time.

2.

1.11 “Change of Control” means, with respect to a Person, (a) the closing of a sale of all or substantially all of the assets of such Person to a Third Party in one transaction or series of transactions; (b) the closing of a merger, consolidation, recapitalization, or reorganization or other business combination or transaction that results in a Third Party owning, directly or indirectly, more than fifty percent (50%) of the voting securities of such Person immediately following such transaction; or (c) the closing of a transaction following which a Third Party acquires direct or indirect ability or power to direct or cause the direction of the management and policies of such Person or otherwise to direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise. Notwithstanding the foregoing, Change of Control shall not include any of the following transactions: (i) the reincorporation of such Person in a different jurisdiction or state or its change of name or reorganization in the same jurisdiction or state; provided that such Person will continue to be owned by the then-current stockholders of such Person, which will hold all of the outstanding shares of capital stock of such Person, (ii) the formation of a holding company that will be owned exclusively by the then-current stockholders of such Person, which will hold all of the outstanding shares of capital stock of such Person, (iii) the contribution of all of the outstanding shares of such Person held by its founders to another Person, in which such founders are part of the founding team, in exchange for shares of such other Person, or any similar transaction or series of transactions, in each case, for Tax purposes for the benefit of such Person’s founders, (iv) a bona fide debt or equity financing primarily for capital raising purposes, provided that, such debt or equity financing will not result in a Third Party or any Third Parties (in aggregate) owning, directly or indirectly, more than fifty percent (50%) of the voting securities of such Person, or (v) any underwritten public offering of equity of such Person (or its parent entity) on any internationally recognized stock exchange (including the New York Stock Exchange and the National Association of Securities Dealers Automated Quotations Stock Market).

1.12 “Clinical Trial” means any clinical testing of a Product in human subjects, in accordance with good clinical practices and designed to generate data in support or maintenance of an IND, NDA, or other similar marketing application (including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging or efficacy of such Product), including but not limited to any Phase 1 Clinical Trial, Phase 2 Clinical Trial, and Phase 3 Clinical Trial, and including for clarity any investigator-sponsored clinical trials.

1.13 “Combination Product” means the Product sold in combination with, in addition to, or in a bundle with each of (a) one or more therapeutically or prophylactically active ingredients that are not Products, or (b) delivery device or component therefor, or (c) companion diagnostic therefor (individually and collectively under the forgoing (a), (b), (c), the “Other Product(s)”), in each case, either as a fixed dose/unit or as separate doses/units but in any event, for a single price.

1.14 “Commercialization” or “Commercialize” means all activities directed to marketing, distribution, detailing or selling of pharmaceutical products (including importing and exporting activities in connection therewith), including all activities directed to obtaining pricing and reimbursement approvals for a Product, but excluding, in each case, any activities directed to Manufacturing or Development.

3.

1.15 “Commercially Reasonable Efforts” means, [***].

1.16 “Competing Product” means [***].

1.17 “Compound” means the bi-specific antibody targeting TSLP and [***], internally codenamed by Qyuns as QX027N, as set forth in Exhibit E, in any formulation or dose, including any back-ups, follow-ons or derivatives, in each case, in the form of bispecific antibody or multi-specific antibody targeting both TSLP and [***] Controlled (as defined herein) by either of the Parties during the Term (as defined herein).

1.18 “Confidential Information” of a Party means all Know-How, Inventions, unpublished patent applications and other information, materials and data of a financial, commercial, business, operational, scientific or technical nature of such Party that is disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic or other form. Except as otherwise provided for herein, the terms and conditions of this Agreement are the Confidential Information of both Parties.

1.19 “Control” or “Controlled” means, with respect to any Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information that a Party has the legal authority or right (whether by ownership, license or otherwise) to provide or disclose to the other Party, or grant to the other Party a license, sublicense, access or other right (as applicable) under, such Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party. Notwithstanding the foregoing, after a Change of Control of a Party or a Third Party Acquisition by a Party or its Affiliate, such Party or its Affiliate, as applicable, shall not be deemed to Control any Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information that are owned or in-licensed by the applicable acquiring entity or Third Party Acquiree, except to the extent that such Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information were developed using any intellectual property rights owed or in-licensed by such Party or the Pre-Existing Affiliates of such Party. Notwithstanding the foregoing, to the extent a Party or its Affiliates individually acquires, directly or indirectly, ownership of or the rights to practice any Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information from a Third Party after the Effective Date, all such Know-How, Patents, other intellectual property rights, Regulatory Materials, materials, or information shall only be deemed Controlled by such Party or its Affiliates (“Licensor Party”) with respect to the Party otherwise receiving a license, sublicense, access or other right (as applicable) thereto (“Licensee Party”) pursuant to this Agreement if the Licensee Party notifies the Licensor Party in writing that it wishes to obtain such license, sublicense, access or other right (as applicable) and agrees to comply with the upstream obligations attributable to the grant of such license, sublicense, access or other right (as applicable) to the Licensee Party, including any payments owed to any Third Party to the extent attributable or reasonably allocable to such license, sublicense, access or other right (as applicable).

4.

1.20 “Cover” means, with respect to a Patent and a particular Product, composition, process, method, invention or other subject matter, that, in the absence of ownership of or a license under such Patent, the make, use, sale, offer for sale or importation of such Product or composition or the practice of such process, method, invention or subject matter would infringe such Patent (if the Patent is still pending, treating such Patent as if issued).

1.21 “Development” or “Develop” means all development activities to obtain and maintain Regulatory Approval for a Product, including all pre-clinical studies, test method development and stability testing, toxicology, formulation, profiling, characterization, and Clinical Trials of a Product, distribution of a Product for use in Clinical Trials (including placebos and comparators), pharmacovigilance activities, adverse event reporting, statistical analyses, the preparation and submission of regulatory filings and all regulatory affairs related to any of the foregoing, but excluding, in each case, any activities directed to Manufacturing.

1.22 “Directed to” means, with respect to a target and any Compound or other compound, product, antibody, antibody fragment, or agent, that such Compound or other compound, product or agent binds to and activates, inhibits, or otherwise modulates such target as its primary mechanism of action.

1.23 “Divest” means the sale or transfer of all rights to the applicable compound or program to a Third Party such that neither the applicable Acquirer nor any of its Affiliates has any further right to perform or be involved in any activities with respect to such compound or product or receive a continuing share of profit or other economic interest in the success of such compound or product; provided, that if such transfer is effected by way of one (1) or more asset sales, licenses or sublicenses, the licensor shall be entitled to receive license fees, milestones and royalties attributable to the development or sales of such compound or product and, for clarity, such products or such license fees, milestones or royalties shall not be a factor in determining such Party’s Commercially Reasonable Efforts under this Agreement.

1.24 “Dollars” or “$” means U.S. dollars, the lawful currency of the U.S.

1.25 [***] means that certain [***].

1.26 “FDA” means the U.S. Food and Drug Administration or its successor.

1.27 “Field” means all uses.

1.28 “First Commercial Sale” means, with respect to any Product in any country or jurisdiction, the first arm’s length sale of such Product by NewCo, its Affiliates, or sublicensees to a Third Party for distribution, use or consumption in such country or jurisdiction after Regulatory Approval has been obtained for such Product in such country or jurisdiction. For clarity, First Commercial Sale shall not include any sale or transfer of a Product prior to receipt of Regulatory Approval, such as so-called “treatment IND sales,” “named patient sales” and “compassionate use sales.”

5.

1.29 “FTE” means the equivalent of the work of one duly qualified employee of Qyuns full time for one Calendar Year (consisting of a total of [***] hours per year) carrying out scientific or technical work under this Agreement. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable by Qyuns for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [***] working hours per Calendar Year.

1.30 “FTE Rate” means the amount per FTE per Calendar Year, which will be [***] per FTE per Calendar Year pro-rated for the period beginning on the Effective Date and ending on December 31, 2025, and thereafter will be adjusted annually based on the change in the Chinese Consumer Price Index as published by the National Bureau of Statistics of China.

1.31 “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the ICH Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.32 “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration as defined in 21 C.F.R. Part 58, OECD Guidelines, or the equivalent Applicable Laws in the applicable region or country, each as may be amended and applicable from time to time.

1.33 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, region, state or local authority or any political subdivision thereof, or any association of countries.

1.34 [***]

1.35 “IND” means any investigational new drug application, clinical trial application, clinical trial exemption or similar or equivalent application or submission to the applicable Regulatory Authority for approval to conduct clinical testing of a pharmaceutical product in humans.

1.36 “IND-Enabling Development Activities” means Development activities conducted by or under the authority of a Party or its Affiliates for the purpose of filing INDs for the Product.

6.

1.37 “Indication” means, with respect to a Product, any separately defined, well categorized class of human disease, syndrome, disorder or medical condition for which a separate Regulatory Approval is filed for such Product with the applicable Regulatory Authority in a given country or jurisdiction supported by data from at least one pivotal trial not previously submitted to the applicable Regulatory Authority. [***].

1.38 “Initiate” means, with respect to a Clinical Trial, the dosing (either with a Product or placebo) of the first human subject or patient enrolled in such Clinical Trial. “Initiation” means the act of Initiating a Clinical Trial.

1.39 “Intellectual Property” means Patents, copyrights, trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain, trademarks, and all other intellectual property or proprietary rights worldwide, in each case whether or not subject to statutory registration or protection.

1.40 “Invention” means any data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that is made, invented, reduced to practice, or otherwise generated by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors or sublicensees, including all rights, title and interest in and to the Intellectual Property rights therein.

1.41 “Know-How” means any proprietary scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.42 “Licensed Know-How” means all Know-How and Regulatory Materials that are both (a) Controlled by Qyuns (or its Affiliates) as of the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for the Development, Manufacture or Commercialization of a Compound or Product in the Field in the NewCo Territory. Notwithstanding the foregoing, Licensed Know-How specifically excludes any Know-How that is specific to the [***] utilized by Qyuns or its Affiliates.

7.

1.43 “Licensed Patents” means all Patents that both (a) are Controlled by Qyuns as of the Effective Date or at any time during the Term, and (b) (i) Cover a Compound or Product (including without limitation, composition of matter, methods of making and using) in the Field in the NewCo Territory, or (ii) claims any Licensed Know-How, in each case of (a) and (b), that are necessary or reasonably useful for the Development, Manufacture or Commercialization of a Compound or Product in the Field in the NewCo Territory. Licensed Patents existing as of the Effective Date (“Existing Licensed Patents”) are set forth in Exhibit A. For clarity, “Licensed Patents” does not include any Patents to the extent Covering the [***] utilized by Qyuns or its Affiliates.

1.44 “Licensed Technology” means Licensed Know-How and Licensed Patents.

1.45 “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to sell a pharmaceutical product in a particular country or jurisdiction and all amendments and supplements thereto, including New Drug Application (NDA) and Biologic License Application (BLA) and equivalent applications in country or jurisdiction outside the U.S.

1.46 “Mainland China” means the mainland of the People’s Republic of China, solely for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

1.47 [***]

1.48 “Manufacture” and “Manufacturing” mean activities, whether or not performed under cGMP, directed to the manufacturing, processing, filling, finishing, packaging, labeling, quality control testing, quality assurance and release, post-marketing validation testing, inventory control and management, storing and transporting a Product or any intermediate thereof, including documentation of cGMP compliance of any of the above activities, where applicable.

1.49 “Manufacturing Cost” means, with respect to a Compound or a Product supplied by Qyuns to NewCo:

(a) if a Compound or Product is Manufactured by Qyuns’ Third Party contract manufacturer, (i) Qyuns’ actual Third Party cost of the manufacture and supply of such Compound or Product, plus (ii) the cost (including internal cost) incurred by Qyuns in connection therewith, including for manufacturing oversight, quality assurance and supply management related thereto]; and

(b) if a Compound or Product is Manufactured by Qyuns itself or its Affiliate, [the actual, fully burdened cost for the manufacture and supply of such Compound or Product, including raw materials, direct labor and benefits, and the proportionate share of indirect manufacturing costs. Such fully burdened cost shall be calculated in accordance with the Accounting Standard consistently applied and, if applicable, on a theoretical full-capacity basis (with reasonable changeover and maintenance downtime) with the percentage allocable to Manufacturing Cost representing the number of units or runs of a Compound or Product produced or performed as a percentage of the total number of units or runs, including those of other products, that could be manufactured in such facility during a Calendar Year, provided that Manufacturing Costs shall include the allocation of costs attributable to unutilized capacity specifically reserved for a Compound or Product.

8.

1.50 “Net Sales” means the gross price billed or invoiced on sales of a Product by NewCo or its Affiliates or sublicensees for sale of such Product to a Third Party in the NewCo Territory (excluding [***]), less following deductions:

(a) [***];

(b) [***];

(c) [***];

(d) [***];

(e) [***];

(f) [***]; and

(g) [***].

Each of the amounts set forth above shall be determined from the books and records of NewCo, its Affiliate or sublicensee in accordance with the Accounting Standards consistently applied. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a)-(d) above, such item may not be deducted more than once.

With respect to any sale of a Product in a given country or jurisdiction for less than fair market value or for any substantive consideration other than monetary consideration on arm’s length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold [***].

Sales between NewCo and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales except if such purchaser is an end user.

Net Sales for a Combination Product shall be calculated as follows:

(i) If the Product and the Other Product(s) in such Combination Product each are sold separately in the same jurisdiction during the same particular reporting period, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the invoice price in such jurisdiction and such reporting period of the Product as the sole active ingredient in a stand-alone product sold separately in the same formulation and dosage, and B is the invoice price in such jurisdiction and such reporting period of the Other Product(s) sold separately in the same formulation and dosage.

(ii) If the Product is sold as the sole active ingredient in a stand-alone product independently of the Other Product(s) in such Combination Product in such jurisdiction and particular reporting period, but the invoice price of the Other Product(s) cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such jurisdiction and such reporting period of the Product sold independently and C is the invoice price in such jurisdiction of the Combination Product.

9.

(iii) If the Other Product(s) in such Combination Product are sold independently of the Product in such jurisdiction and particular reporting period, but the Product is not sold as the sole active ingredient in a stand-alone product independently, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction (1-B/C), where B is the invoice price in such jurisdiction and such reporting period of the Other Product(s) and C is the invoice price in such jurisdiction and such reporting period of the Combination Product.

(iv) If neither the Product nor the Other Product(s) in such Combination Product are sold separately in such jurisdiction and particular reporting period, then the Parties shall negotiate in good faith the relative value of the Product, on the one hand, and the Other Product(s), on the other hand and shall determine the Net Sales of the Product contained in the Combination Product based on such allocation of value, and will take into account in good faith any applicable allocations and calculations that may have been made for the same period in other jurisdictions.

1.51 “NewCo Territory” means the entire world outside of the Qyuns Territory.

1.52 “Patent Challenge” means (a) the initiation or request of an inter partes review, interference, or opposition proceeding with respect to the claims of any Licensed Patent that are actually licensed to NewCo hereunder, (b) the making, filing or maintaining of any claim, demand, lawsuit or cause of action to challenge the validity, patentability, or enforceability of the claims of any Licensed Patent that are actually licensed to NewCo hereunder, (c) the seeking of a declaratory judgment of non-infringement of the claims of any Licensed Patent that are actually licensed to NewCo hereunder, (d) the opposition of any extension of, or the grant of a supplementary protection certificate with respect to, the claims of any Licensed Patent that are actually licensed to NewCo hereunder, or (e) otherwise the provision of material support directly to a Third Party to do any of the actions described in the foregoing clauses (a) through (d). “Patent Challenge” shall exclude NewCo, its Affiliates and sublicensees responding to compulsory discovery, subpoenas or other requests for information in a judicial or arbitration proceeding, or complying with any Applicable Law or court order.

1.53 “Patents” means all national, regional and international patents and patent applications, including divisions, continuations, continuations-in-part, additions, re-issues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

1.54 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.55 “Phase 1 Clinical Trial” means the clinical study of a Product in healthy volunteers or patients to estimate the initial safety and tolerability of such Product and to determine the metabolism and the pharmacokinetic and pharmacodynamic actions of such Product, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness and on such Product’s activity, or any human clinical trial of such Product that would otherwise satisfy the requirements of 21 § CFR 312.21(a) or corresponding foreign regulations.

10.

1.56 “Phase 2 Clinical Trial” means a controlled clinical study conducted to evaluate the effectiveness and to explore the therapeutic efficacy of a Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with such Product and to determine the dose and regimen for Phase 3 Clinical Trials, or any human clinical trial of such Product that would otherwise satisfy the requirements of 21 § CFR 312.21(b) or corresponding foreign regulations.

1.57 “Phase 3 Clinical Trial” means a controlled clinical study that is performed after preliminary evidence suggesting effectiveness of a Product has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of such Product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of such Product and to provide an adequate basis for marketing approval and for such Product’s labeling and summary of such Product characteristics, or any human clinical trial of such Product that would otherwise satisfy the requirements of 21 § CFR 312.21(c) or corresponding foreign regulations.

1.58 “Pre-Existing Affiliates” means, with respect to a given Party and a Change of Control of such Party or a Third Party Acquisition by such Party or its Affiliates, any Affiliates of such Party existing immediately prior to the effective date of such Change of Control or Third Party Acquisition transaction, as applicable.

1.59 “Product” means any pharmaceutical product that contains a Compound as an Active Ingredient, alone or in combination with other Active Ingredient(s) (provided that such other Active Ingredient is not proprietary to Qyuns), in any formulation or dosage form and for any mode of administration.

1.60 “Qyuns Territory” means Mainland China, Hong Kong, Macao, and Taiwan.

1.61 “Qyuns Territory Licensee” means any Third Party that is granted a license by Qyuns under Qyuns’ interest in any Licensed Know-How or Licensed Patents (with such terms applying with respect to the Qyuns Territory instead of the NewCo Territory) for the Development, Manufacture or Commercialization of a Compound or Product in the Field in the Qyuns Territory. For clarity, Qyuns Territory Licensee shall exclude any contracted research organization, contracted development and/or manufacturing organization or contracted sales organization engaged by Qyuns in the Qyuns Territory.

1.62 “Regulatory Approval” means, with respect to a Product in a country or jurisdiction, all approvals, including pricing and reimbursement approvals, from the Regulatory Authorities necessary to broadly market and sell such Product in such country or jurisdiction, including but not limited to any MAA.

1.63 “Regulatory Authority” means any applicable Governmental Authority responsible for granting any Regulatory Approvals for a Product.

11.

1.64 “Regulatory Material” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize a Product in a particular country or jurisdiction. For clarity, Regulatory Materials include INDs, MAAs and Regulatory Approvals.

1.65 [***].

1.66 “Tax” or “Taxes” means all forms of preliminary or finally imposed taxation, domestic and foreign taxes, fees, levies, duties and other assessments or charges of whatever kind (including sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes) together with any interest, penalties or additions payable in connection with such taxes, fees, levies duties and other assessments or charges.

1.67 “Terminated Compound” means the type of Compound with respect to which this Agreement is terminated in the Terminated Territory. For clarity, a Terminated Compound is no longer a Compound from and after the effective date of the termination of this Agreement with respect to such Terminated Compound.

1.68 “Terminated Product” means any Products comprising a Terminated Compound with respect to which this Agreement is terminated in the Terminated Territory. For clarity, a Terminated Product is no longer a Product from and after the effective date of the termination of this Agreement with respect to such Terminated Product.

1.69 “Terminated Territory” means (a) if this Agreement is terminated in its entirety, the NewCo Territory as a whole; or (b) if this Agreement is terminated with respect to one (1) or more country(ies) in the NewCo Territory (but not in its entirety), the country(ies), as applicable, with respect to which this Agreement has been terminated, as applicable.

1.70 “Third Party” means any Person other than Qyuns, NewCo and Affiliates of either.

1.71 “Third Party Acquisition” means a transaction in which a Party or any of its Affiliates acquires a Third Party or a portion of the business of a Third Party (whether by merger, stock purchase, purchase of assets, in-license or other means), which transaction, for clarity, does not result in a Change of Control of such Party (and such Third Party acquired in such transaction, a “Third Party Acquiree”).

1.72 “TSLP” means thymic stromal lymphopoietin (OMIM ID No. 607003).

1.73 “U.S.” means United States of America, including all possession and territories thereof.

1.74 “Valid Claim” means (a) a claim of an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise or (b) a patent application that has not been irretrievably cancelled, withdrawn or abandoned and that has been pending for less than [***].

12.

1.75 Additional Definitions. The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section

AAA	14.3(a)

Acquiring Party	2.7

Alliance Managers	3.1

Cell Line License	2.3

Closing Date	8.1

Cure Period	13.2(b)

Cut-off Date	13.4(b)(i)(1)

Defending Party	9.4

Development Milestone Payment	8.2

Development Technology Transfer	4.5(a)

Development Technology Transfer List	4.5(a)

Enforcing Party	9.3(c)

Executive Officers	3.2(f)

Existing Regulatory Material	11.2(h)

FCPA	15.7(a)

FCPA Covered Person	15.7(a)

Global Development Activities	4.4

Global Development Plan	4.4

Global Trial	4.4

Indemnified Party	12.3

Indemnifying Party	12.3

Indirect Taxes	8.8(d)

JDC	3.4

Joint Inventions	9.1

Joint Patents	9.1

Joint Steering Committee or JSC	3.2(a)

License	2.1

Losses	12.1

NewCo Indemnitee(s)	12.2

NewCo Product Patents	9.2(a)

NewCo Territory Development Plan	4.3(a)

Non-Defending Party	9.4

Non-Enforcing Party	9.3(c)

13.

Defined Terms	Section

Non-Prosecuting Party	9.2(a)

Other Products	1.13

Paying Party	8.8(b)

Pharmacovigilance Agreement	5.8

Product Infringement	9.3(a)

Prosecuting Party	9.2(a)

Qyuns Indemnitee(s)	12.1

Qyuns mAb Patent	9.2(d)

Qyuns Territory Development Plan	4.3(b)

Recipient Party	8.8(b)

Remedial Action	5.10

Reversion License	13.4(b)(i)

Royalty Term	8.4(b)

Sale	15.2(b)

Sales Milestone Payment	8.3

Share Delivery	8.1

Share Delivery Agreement	8.1

Subcontractor	2.8

Term	13.1

Third Party Acquiree	1.71

U.S. Bankruptcy Code	15.18

ARTICLE 2

LICENSES

2.1 License to NewCo. Subject to the terms and conditions of this Agreement, Qyuns hereby grants to NewCo (a) an exclusive (even as to Qyuns and its Affiliates), royalty-bearing, transferable (solely in accordance with Section 15.2) license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.2, under the Licensed Technology to Develop, use, promote, sell, offer for sale, import and otherwise Commercialize a Compound or Product in the Field in the NewCo Territory, (b) a non-exclusive, royalty-bearing, transferable (solely in accordance with Section 15.2) license, with the right to grant sublicenses through multiple tiers solely in accordance with Section 2.2, under the Licensed Technology to Manufacture and have Manufactured the Product anywhere in the world for the purpose of Developing and Commercializing any Compounds and Products in the NewCo Territory (collectively, the “License”). For clarity, the license granted to NewCo under any Qyuns mAb Patents (as defined below) shall be solely to the extent necessary to Develop, use, promote, sell, offer for sale, import and otherwise Commercialize the Compound and Product in the Field in the NewCo Territory. Qyuns retains any right, title or interest in and to the Qyuns mAb Patents not expressly granted to NewCo pursuant to this Section 2.1 hereunder.

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2.2 Right to Sublicense. Subject to the terms and conditions of this Agreement, NewCo shall have the right to grant sublicenses through multiple tiers under the License granted to it under Section 2.1 to its Affiliates and Third Parties, provided that:

(a) Each sublicense under the Licensed Technology shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, including with respect to confidentiality, Intellectual Property, governance rights of Qyuns and NewCo, rights of reference, and Regulatory Materials.

(b) NewCo granting a sublicense pursuant to this Section 2.2 shall provide a true and complete copy of each sublicense agreement to Qyuns within [***] after the grant of a sublicense. NewCo will have the right to redact from such copy any confidential or commercially sensitive terms to the extent not pertinent to Qyuns’ rights or obligations under this Agreement or verification of compliance with the requirements of this Agreement. NewCo shall remain directly responsible for all of its obligations under this Agreement regardless of any sublicense. Any conduct, act or omission of a sublicensee that would have constituted a breach of this Agreement shall be imputed to NewCo and deemed a breach of this Agreement as if such conduct, act or omission had been directly attributable to NewCo.

(c) NewCo shall not grant a sublicense to any sublicensee that has been debarred or disqualified by a Regulatory Authority.

For clarity, when referring to “sublicensee” under this Agreement, it refers to any Third Party, including strategic Commercialization partners, to whom NewCo or any of its Affiliates grants a sublicense of its rights received under Section 2.1, but excluding all subcontractors and service providers, in each case engaged on a fee-for-service basis rather than a profit-sharing basis, such as, for example, contract research organizations, contract manufacturers, distributors, whether or not granted a sublicense to Develop, Manufacture, or Commercialize any Compound or Product.

2.3 Cell Line Licenses. NewCo shall be responsible for, and shall enter into a separate cell line license agreement with [***] in connection with the License granted under this Agreement (the “Cell Line License Agreement”). The Parties hereby agree that all costs and expenses incurred by NewCo in relation to the Cell Line License Agreement, including any license fees payable to such Third Party licensor(s) thereunder shall be [***]

2.4 No Implied Licenses; Negative Covenant. Except as expressly set forth herein, no license or other right or interest under any Know-How, Patent or other Intellectual Property of a Party is granted (by implication or otherwise) to the other Party under this Agreement. Each Party shall not, and shall not permit any of its Affiliates or sublicensees to, practice any Licensed Technology outside the scope of the License granted by Qyuns to NewCo under Section 2.1 of this Agreement.

2.5 Exclusivity. Subject to Sections 2.6 and 2.7, [***], neither Qyuns nor NewCo, nor any of their respective Affiliates or, in the case of NewCo, any sublicensee that is granted a sublicense (at any tier) under the License, shall, directly or indirectly, whether by itself or in collaboration with any Third Party, conduct, enable or assist in the Development, Manufacturing or Commercialization of any Competing Product in the NewCo Territory.

15.

2.6 Change of Control. If there is a Change of Control involving Qyuns or NewCo (where Qyuns or NewCo is the acquired entity), the obligations of Section 2.5 will not apply to any compound or product that is controlled by the relevant Acquirer or its Affiliates (other than the acquired Party and Pre-Existing Affiliates of the acquired Party) and that exists prior to the closing of such Change of Control or that arises thereafter without access to or reliance upon any Licensed Technology or Confidential Information of Qyuns (if NewCo is the acquired Party) or of NewCo (if Qyuns is the acquired Party) under this Agreement; provided that, within [***] following the effective date of such Change of Control, [***].

2.7 Third Party Acquisition. If a Third Party Acquiree becomes an Affiliate of a Party (each such Party, an “Acquiring Party”) as a result of a Third Party Acquisition, the obligations of Section 2.5 will not apply to any compound or product that is controlled by the relevant Third Party Acquiree or its Affiliates (other than the Acquiring Party and Pre-Existing Affiliates of the Acquiring Party) and that exists prior to the closing of such Third Party Acquisition or that arises thereafter without access to or reliance upon any Licensed Technology or Confidential Information of Qyuns (if NewCo is the Acquiring Party) or of NewCo (if Qyuns if the Acquiring Party); provided that, within [***] following the effective date of such Third Party Acquisition[***]

2.8 Subcontracting. Each Party shall have the right to subcontract any of its activities under this Agreement to a Third Party (each subcontractor engaged by a Party, a “Subcontractor”). The activities performed by a Subcontractor on behalf of each Party shall be made pursuant to a written subcontract specifying the work to be subcontracted, and containing provisions consistent with the terms and conditions of this Agreement, including with respect to confidentiality and Intellectual Property. Each Party shall be responsible and liable to the other Parties for the performance of such Party’s activities pursuant to this Agreement by its Subcontractors and or any failure by its Subcontractors to comply with the restrictions, limitations, and obligations set forth in this Agreement as if such performance or failure of such Subcontractors were the performance or failure of such Party under this Agreement.

ARTICLE 3

GOVERNANCE

3.1 Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications (including a general understanding of pharmaceutical development, manufacture and commercialization issues) to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points among the Parties regarding the activities contemplated by this Agreement. The Alliance Managers shall facilitate the flow of information and otherwise promote communication, coordination and collaboration among the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising cross-Party and/or cross-functional issues in a timely manner. Each Party may replace its Alliance Manager by written notice to the other Parties.

16.

3.2 Joint Steering Committee.

(a) Formation. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee and coordinate the Development, Manufacture and Commercialization of Products in the Field on a worldwide basis. Each of NewCo, on one hand, and Qyuns collectively, on the other hand, shall appoint two (2) representatives to the JSC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each of NewCo or Qyuns collectively may replace its/their JSC representatives upon written notice to Qyuns or NewCo, respectively. NewCo shall appoint one of its JSC representatives to act as the chairperson of the JSC. The role of the chairperson shall be to convene and preside at meetings of the JSC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

(b) Role. The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development, Manufacture and Commercialization of Compounds and Product(s) in the Field in both the Qyuns Territory and the NewCo Territory (including reviewing the NewCo Territory Development Plan (as defined below)); (iii) review and discuss Development and Commercialization updates and progress provided by the Parties to the JSC hereunder; (iv) coordinate and oversee technology transfers conducted under Sections 4.5, 5.2 and 6.2; (v) review, discuss and approve the Qyuns Territory Development Plan (if any), the NewCo Territory Development Plan, and any amendments to any of the foregoing; (vi) review and discuss the Commercialization and regulatory activities with respect to the Products in the Field in the NewCo Territory and Qyuns Territory pursuant to Section 7.4; (vii) to review, discuss, and determine whether to approve any Global Development Plan for Global Development Activities and Global Trial pursuant to Section 4.4; (viii) review and discuss protocols of Clinical Trials for the Compound and Product planned or conducted by a Party; (ix) establish subcommittees (such as Development subcommittee, Manufacturing subcommittee, and Commercialization subcommittee) as necessary or advisable to further the purpose of this Agreement; and (x) perform such other functions as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.

(c) Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive any Party’s compliance with the terms and conditions of this Agreement; (iii) determine any such issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) results in a material increase in the other Party’s obligations, costs, or expenses or a material limitation to the other Party’s rights under this Agreement.

(d) Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than twice every Calendar Year until the First Commercial Sale of a Product in both the Qyuns Territory and the NewCo Territory. Thereafter, the JSC may hold meetings less frequently as mutually agreed by the Parties. Each Party may call additional ad hoc JSC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JSC may be held in person, by audio or video teleconference.

17.

In-person JSC meetings shall be held at locations selected alternatively by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least one representative of each Party is participating in such JSC meeting.

(e) Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if each Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Parties. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if the other Party objects in good faith to the participation of such Third Party in such meeting due to a bona fide concern regarding competitively sensitive information that is reasonably likely to be discussed at such meeting, then such Third Party will not be permitted to participate in such meeting (or the portion thereof during which such competitively sensitive). If requested by NewCo, Qyuns shall request in good faith that [***] representatives from any Qyuns Territory Licensee attend a given JSC meeting in order to provide the information and updates that would otherwise be provided by Qyuns; provided that in the event that any Qyuns Territory Licensee does not attend a given JSC meeting, Qyuns shall obtain and provide such information and updates.

(f) Decision Making. All decisions of the JSC shall be made by unanimous vote, with NewCo’s representatives collectively having one vote and Qyuns’ representatives collectively having one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [***] after such matter was brought to the JSC for resolution, such matter shall be referred to the [***] (the “Executive Officers”) for resolution. The Executive Officers shall promptly meet and use good faith efforts to resolve such matter. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then [***].

3.3 Establishment of Working Groups. The JSC (or the JDC (as defined below) or Commercialization subcommittee) may establish teams or working groups to interact as needed to complete tasks assigned to them by the JSC or such subcommittees; provided that the authority of such working groups will not expand beyond the authority of the JSC or such subcommittees. Any such working groups will be operational and will not have any decision-making authority.

3.4 Joint Development Committee. Within thirty (30) days after the establishment of the JSC, the JSC shall establish a joint development committee (the “JDC”), which shall specifically oversee and coordinate the Development and regulatory activities of the Parties with respect to the Product in the Field on a worldwide basis. The JDC shall consist of an equal number of representatives of each Party, each of whom has sufficient expertise to discuss the Development and regulatory activities under this Agreement. The JDC shall hold meetings at such times as it elects to do so. The JDC shall (a) provide a forum for the updates of the Parties regarding their Development strategy within their respective territories, and (b) perform such other functions as may be appropriate to further the purposes of this Agreement with respect to Development activities of the Product, as directed by the JSC. The JDC shall refer any and all decision-making matters to the JSC for resolution pursuant to Section 3.2(f).

18.

ARTICLE 4

DEVELOPMENT

4.1 General. Subject to the terms and conditions of this Agreement, (a) NewCo has the sole right and responsibility to Develop Compounds and Products in the Field in the NewCo Territory, including the performance of Clinical Trials of Products in the Field in the NewCo Territory necessary for Regulatory Approval, and shall bear the costs and expenses incurred in connection therewith, and (b) Qyuns has the sole right and responsibility to Develop Compounds and Products in the Qyuns Territory, including the performance of Clinical Trials of Products in the Qyuns Territory.

4.2 Development Diligence. NewCo shall use Commercially Reasonable Efforts to Develop a Product and obtain Regulatory Approval of [***] in the Field in the NewCo Territory.

4.3 Development Plans.

(a) NewCo shall use Commercially Reasonable Efforts to conduct Development of each Compound or Product being Developed by or on behalf of NewCo or its Affiliates or its or their sublicensees in the NewCo Territory under this Agreement in accordance with a high-level written Development plan that sets forth a summary of the material Development activities (including all Clinical Trials in the NewCo Territory, including any proposed co-funded Clinical Trial or other Development activities) to be conducted by or on behalf of NewCo or its Affiliates or its or their sublicensees of any Compound or Product in the NewCo Territory (the “NewCo Territory Development Plan”), as set forth in Exhibit C hereto. At the beginning of each Calendar Year, NewCo will update the NewCo Territory Development Plan, a copy of which will be delivered to Qyuns via the JSC. From time to time, NewCo may submit updates or amendments to the NewCo Territory Development Plan to the JSC for review and discussion. The NewCo Territory Development Plan, or any updates or amendment thereto, shall not be subject to JSC approval. Without limiting the foregoing, NewCo shall provide a copy to Qyuns of the NewCo Territory Development Plan prior to the initiation of any Clinical Trials to be conducted by or on behalf of NewCo, which shall include [***].

(b) Qyuns shall use Commercially Reasonable Efforts to conduct Development of each Compound or Product being Developed by or on behalf of Qyuns or its Affiliates or Qyuns Territory Licensees in the Qyuns Territory under this Agreement in accordance with a written Development plan that sets forth a high-level summary description of any proposed co-funded Clinical Trial of any Compound or Product in the Qyuns Territory (the “Qyuns Territory Development Plan”). The initial Qyuns Territory Development Plan developed by Qyuns will be provided by Qyuns to NewCo via the JSC. Thereafter, at least on [***] basis, Qyuns will update the Qyuns Territory Development Plan developed by Qyuns, a copy of which will be delivered to NewCo via the JSC. The Qyuns Territory Development Plan, or any updates or amendments thereto, shall not be subject to JSC approval [***]. Without limiting the foregoing, Qyuns shall provide a copy to NewCo of the Qyuns Territory Development Plan prior to the initiation of any Clinical Trials to be conducted by or on behalf of Qyuns, which shall include [***].

19.

4.4 Potential Global Development Activities. The Parties acknowledge and agree that the conduct of certain global Development activities, including cross-territory Clinical Trials, may become necessary or may be advisable to further Develop and/or to obtain Regulatory Approval for a Product in both the NewCo Territory and the Qyuns Territory (“Global Development Activities”, and such Clinical Trial, “Global Trial”). In this respect, either Party, through its representatives on the JSC, may propose to conduct certain Global Development Activities at any time, providing a written plan of the proposed activities to the other Party, which will include: [***] (“Global Development Plan”). The Parties shall discuss such Global Development Plan via the JSC in good faith and shall decide whether the Parties intend to collaborate for the conduct of the proposed Global Development Activities. [***] Notwithstanding anything to the contrary hereunder, either Party shall have the right to review and comment on the portion of any regulatory submissions for a Global Trial conducted under a Global Development Plan that relates to such Party’s Territory. Ownership of any and all clinical and non-clinical data generated by or on behalf of any Party in the course of conducting any Global Development Activities and Global Trials shall follow inventorship in accordance with Section 9.1; provided that in the event of Qyuns’ participation in generation of such clinical and non-clinical data, Qyuns shall automatically be granted the right to use and reference the relevant data free of charge for the purpose of the Qyuns Territory. Section 4.7 and 5.7 will apply to all data and results and all supporting documentation and Regulatory Materials relating to any Global Development Activities and Global Trials.

4.5 Development Technology Transfer and Assistance.

(a) Promptly after the Effective Date, the Parties shall coordinate and agree to a Development technology transfer list (“Development Technology Transfer List”) for Qyuns to provide and transfer within [***] following Qyuns’ receipt of the upfront payment in accordance with Section 8.1 to NewCo the Licensed Know-How (including Regulatory Materials therein) existing as of the Effective Date and identified in Exhibit B (including clinical data but excluding Manufacturing-related Licensed Know-How, the transfer of which is governed by Section 6.2) until [***], that is necessary or reasonably useful for NewCo to initiate the Development of Compounds or Products in the Field in the NewCo Territory (“Development Technology Transfer”), provided that Qyuns’ obligations under the Development Technology Transfer shall commence [***]. Each of NewCo and Qyuns shall, during the Term of this Agreement, provide to the other Party any chemistry, manufacturing, and controls (CMC) technology necessary or reasonably useful for the Development of a Product in Qyuns Territory and in NewCo Territory, respectively. Qyuns shall use Commercially Reasonable Efforts to meet any and all obligations under laws requiring the recordation or registration of any clinical data transferred to NewCo hereunder within [***] after the Effective Date.

(b) NewCo shall cooperate with Qyuns to facilitate the receipt of such Development Technology Transfer. All such Licensed Know-How (including Regulatory Materials therein) requested by NewCo shall be provided to NewCo in the English language (with any such translations into English being certified, at NewCo’s request). In the event that any documentation or information within Licensed Know-How existing as of the initiation of the Development Technology Transfer is not set forth on Exhibit B but is reasonably requested by NewCo in order to exploit the Licenses granted hereunder, Qyuns shall transfer any such Licensed Know-How to NewCo [***] after such request on the same terms as described in this Section 4.5(b).

20.

(c) Pursuant to the Development Technology Transfer List, Qyuns shall also provide NewCo with reasonable technical assistance to help NewCo and/or its agents to understand and use such Licensed Know-How in connection with the Development of any Compound or Product transferred by Qyuns to NewCo, including reasonable access to Qyuns’ technical personnel involved in the research and Development of any Compound or Product, until [***]. NewCo shall reimburse Qyuns or its Affiliates for all documented out-of-pocket costs incurred for providing the technical assistance and support.

4.6 Development Costs. Except as otherwise provided under this Agreement, or for any co-funded Clinical Trial separately discussed and agreed by the Parties, NewCo shall be solely responsible for all the costs and expenses it incurs to Develop any Compound or Product in the Field in the NewCo Territory, and Qyuns shall be solely responsible for all the costs and expenses it incurs to Develop any Compound or Product in the Field in the Qyuns Territory.

4.7 Data Exchange and Use. Subject to the terms and conditions of this Agreement, and to the extent permitted by Applicable Laws, in addition to its adverse event and safety data reporting obligations pursuant to Section 5.8, each Party shall, at its sole cost and expense and at no additional costs and expense to other Party, promptly provide the other Party with copies of and access to all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans), such copies provided by Qyuns to NewCo to be certified English translations at NewCo’s request, generated by or on behalf itself or its Affiliates’ or sublicensees’ (in the case of NewCo) and licensees (in the case of Qyuns) in the performance of Development activities of any Compound or Product that would be necessary or reasonably useful for the Development, Commercialization and Manufacture of Compound or Products in the Field in their respective territories, and shall obtain copies of and access to all such data and results from its Affiliates and its or their sublicensees as necessary for it to comply with the foregoing obligation. NewCo has the right pursuant to the licenses granted under Section 2.1 to use such data provided by Qyuns solely for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing any Compound or Product in the Field in the NewCo Territory. Qyuns has the right to use such data provided by NewCo solely for the purpose of applying for, obtaining, holding and maintaining Regulatory Approval for any Compound or Product in the Field in the Qyuns Territory. Solely for the purposes of this Section 4.7, and notwithstanding anything to the contrary herein, Qyuns shall use Commercially Reasonable Efforts to effect the transfer of all such data and information existing as of the Effective Date as promptly as practicable (and in no event less [***] after the Effective Date), including any necessary actions or filings in connection with the Applicable Laws of Mainland China, to fulfill its obligations under this Section 4.7.

4.8 Development Records. Each Party shall, and shall require its Affiliates and its or their (sub)licensees to, maintain complete, current and accurate records of all Development work conducted by or on behalf of it for Compounds or Products in the Field, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws, and national or international guidelines (e.g., ICH, GCP, GLP, and cGMP). Each Party has the right to request the other Party to provide copies of such records maintained by the other Party that such other Party Controls and that pertains to the Development of Product under this Agreement at reasonable times and to obtain access to the original to the extent necessary for regulatory and patent purposes, or for other legal proceedings allowable under Applicable Laws in accordance with this Agreement. Such copies provided by Qyuns to NewCo shall be certified English translations at NewCo’s request.

21.

4.9 Development Reports. Each Party shall keep the other Parties reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Development of Compounds or Products in the Field. Without limiting the foregoing, the status, progress and results of the Development of Compounds or Products shall be discussed at regularly scheduled meetings of the JSC (or a joint Development subcommittee of the JSC). Before each such meeting, each Party shall provide the JSC with a written report summarizing its Development activities and the results thereof.

ARTICLE 5

REGULATORY

5.1 General. NewCo shall be responsible for conducting all regulatory activities in the NewCo Territory necessary for obtaining and maintaining Regulatory Approvals for the Products in the Field in the NewCo Territory, which regulatory activities shall be performed at NewCo’s own cost and expense, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Products in the Field in the NewCo Territory. Through the JSC, each Party shall keep the other Parties informed of regulatory developments related to the Products in its respective territory, including any decision by any Regulatory Authority regarding a Product.

5.2 Regulatory Transfer and Assistance. Upon NewCo’s reasonable request and at NewCo’s sole cost and expense, Qyuns shall provide NewCo with reasonable assistance in connection with NewCo’s regulatory activities for a Product in the Field in the NewCo Territory, including NewCo’s preparation and submission of Regulatory Materials for IND and MAA, to the extent it relates to regulatory activities conducted by Qyuns, and will provide certified translations of the documents in English (for clarity, all costs associated with certified translations for IND submissions in English shall be borne solely by Qyuns, and all cost associated with certified translations for MAA submissions in English shall be borne solely by NewCo). Qyuns shall use Commercially Reasonable Efforts to meet any and all obligations under Applicable Laws requiring the recordation or registration of any clinical data transferred to NewCo hereunder.

5.3 Regulatory Approval Holder. NewCo shall apply for Regulatory Approvals of the Products in the Field in the NewCo Territory, in its own name and at its own cost and expense, and NewCo shall be named as the holder of such Regulatory Approvals in the NewCo Territory. No Party shall seek Regulatory Approvals or submit any Regulatory Materials for the Products outside its respective territory, nor shall any Party communicate with any Regulatory Authority outside its respective territory regarding a Product; provided, however, that a Party may undertake such activities if directly ordered by such Regulatory Authority and to the extent necessary or reasonably useful to exercise its Development and Manufacturing rights and Licenses under this Agreement or retained by such Party, in which case such Party shall immediately notify Qyuns (if such territory is the Qyuns Territory) and NewCo (if such territory is the NewCo Territory), and unless prohibited by Applicable Law, provide the other Party with a reasonable opportunity to review and comment on any proposed submission or communication before it is made. The Parties shall cooperate in good faith with respect to any such necessary action.

22.

5.4 No Harmful Actions. Subject to the decision-making terms set forth in Section 3.2(f), if either Party reasonably believes that the other Party is taking or intends to take any action with respect to any Product that could reasonably be expected to have a material adverse impact upon the regulatory status of the Products, such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.

5.5 Regulatory Materials. All Regulatory Materials relating to the Products with respect to the NewCo Territory that are generated during the Term by or on behalf of NewCo or its Affiliate, sublicensee or designee, as well as all other Regulatory Materials that are generated and filed by NewCo or its Affiliate, sublicensee or designee during the Term in the NewCo Territory, shall be owned by and shall be the sole property and held in the name of, NewCo or its Affiliate, sublicensee or designee.

5.6 Regulatory Meetings. Qyuns and NewCo shall provide each other with reasonable advance notice (no less than [***] in any event) of any meeting or discussion with any Regulatory Authority for which it requests or receives notice of in its respective territory related to a Product. The Party who requests or receives notice of such meeting or discussion shall lead such meeting or discussion. The Party leading such meeting or discussion shall promptly provide the other Parties with a written summary of such meeting or discussion in English.

5.7 Right of Reference. NewCo hereby grants and agrees to provide to Qyuns, and Qyuns hereby grants and agrees to provide to NewCo, the right of reference to, and, the right of access to and copies of all data generated during the research, Development and Commercialization of the Product in its respective territory and Regulatory Materials pertaining to any Compound or Product Controlled by or on behalf of such Party or its sublicensees, at no additional costs to the other Party. Each Party may use such Regulatory Materials Controlled by or on behalf of any of the other Parties, including such rights of reference and access, solely for the purpose of Development, Manufacture, Commercialization, and seeking, obtaining and maintaining Regulatory Approval of any Product in the Field in its respective territory.

5.8 Adverse Events Reporting. Promptly following the Effective Date, but in any event no later than [***], the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to a Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. NewCo shall establish and maintain the global safety database for a Product at its own cost and expense, and shall provide Qyuns with access to such global safety database free of charge. Each Party shall hold the primary responsibility for reporting quality complaints, adverse events and safety data related to a Product in its respective territory to such global database and to the applicable Regulatory Authorities in its respective territory, as well as responding to safety issues and to all requests of Regulatory Authorities in its respective territory related to a Product, in each case at its own cost and to the extent required by the Applicable Laws. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations.

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5.9 Regulatory Audits and Inspection. Each Party shall promptly notify the other Parties of any audit or inspection of it, its Affiliates, sublicensees or subcontractors by any Regulatory Authority relating to a Product and shall provide the other Parties with all information pertinent thereto (including all copies of all notices, filings and correspondences received from or submitted to the Regulatory Authority in connection therewith). Each Party shall coordinate and cooperate with the other Party regarding any audit by a Regulatory Authority having jurisdiction in the respective territory. Each Party shall use Commercially Reasonable Efforts to permit the other Party to audit or inspect any of such Party’s sublicensees or subcontractors with respect to any services performed using or in any way involving a Product.

5.10 Remedial Actions. Each Party shall notify the other Parties immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority or other Governmental Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Qyuns and NewCo shall each have sole discretion with respect to any matters relating to any Remedial Action in the Qyuns Territory and NewCo Territory, respectively, including the decision to commence such Remedial Action and the control over such Remedial Action. NewCo shall bear its own cost and expenses of any Remedial Action in the NewCo Territory, and Qyuns shall bear their own cost and expenses of any Remedial Action in the Qyuns Territory.

ARTICLE 6

MANUFACTURE AND SUPPLY

6.1 Manufacture and Supply by Qyuns to NewCo.

(a) Qyuns shall, either by itself or through its Affiliates or Third Party contract manufacturers, Manufacture and supply, and NewCo shall purchase from Qyuns, [***] of NewCo’s and its Affiliates’, sublicensees’ and sub-distributors’ requirements of Compounds and Products for Development use in the Field in the NewCo Territory, as further described in clause (b) below.

(b) Following the Effective Date, NewCo shall purchase from Qyuns and Qyuns shall, until the completion of Manufacturing technology transfer of Compounds and Products pursuant to Section 6.2, supply [***] Products necessary for NewCo for Development use in Clinical Trials in the NewCo Territory, subject to terms and conditions of the supply agreement as contemplated by clause (c) below. NewCo shall pay for Products supplied by Qyuns at a unit price equal to the Manufacturing Cost plus [***] percent ([***]%) mark up, provided that Products, and placebo, supplied by Qyuns for the first Phase 1 Clinical Trial of the Products conducted by or on behalf of NewCo in the NewCo Territory shall be free of charge. Qyuns shall provide [***] vials of Product (specification: [***]), along with a corresponding number of vials of placebo, to NewCo for the first Phase 1 Clinical Trial pursuant to this Section 6.1(b).

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(c) The Parties shall negotiate and enter into one or more supply, service and manufacturing agreements and related quality agreements for the Manufacture and supply of Product by Qyuns to NewCo, which agreements shall be consistent with the terms and conditions of this Agreement and shall include mutually agreed and customary terms for such agreements, such as detailed mechanisms for forecast, ordering and delivery. Qyuns shall deliver such Product to a carrier selected by NewCo in accordance with the delivery terms set forth in the supply agreement, and shall invoice NewCo for such Product upon NewCo’s, or NewCo’s designee’s, receipt thereof. NewCo shall pay the amount invoiced within [***] after the receipt of the invoice.

6.2 Manufacture Technology Transfer; Assistance.

(a) Without limiting the obligations of Qyuns to supply and Manufacture a Product, at any time subsequent to the Effective Date, at NewCo’s written request, the Parties shall coordinate and agree to a Manufacturing technology transfer plan pursuant to which Qyuns shall (i) transfer to NewCo or its designated contract manufacturer(s) the Manufacturing technology of the Product then Controlled by Qyuns and existing as of the date on which NewCo’s written request is provided; (ii) transfer all necessary cell banks, samples/retains, reagents, process intermediates, references and standards required to enable the Manufacturing technology transfer; and (iii) provide NewCo with reasonable technical assistance to enable NewCo or its contract manufacturer(s) to utilize the foregoing transferred Manufacturing technology to Manufacture Compound and Product. Notwithstanding anything to the contrary, the obligation of Qyuns to undertake the Manufacturing technology transfer is conditional upon, and shall in no event be initiated unless and until, the Share Delivery has been completed by the Closing Date in accordance with Section 8.1. Qyuns shall provide all required Product and Manufacturing process documentation, as set forth in the Manufacturing technology transfer plan, to NewCo and its contract manufacturer(s) in English via certified translation, where applicable. Qyuns and NewCo will use Commercially Reasonable Efforts to complete their respective responsibilities for the Manufacturing technology transfer before the start of any Phase 2 Clinical Trial for a Product conducted by NewCo or its Affiliates or its or their sublicensees unless NewCo does not initiate the Manufacturing technology transfer until after the initiation of its first Phase 2 Clinical Trial. Such technical assistance may include access to Qyuns’ technical personnel involved in the Manufacture of a Product.

(b) NewCo will reimburse Qyuns’ internal costs (at the FTE Rate) and reasonable out-of-pocket expenses incurred in connection with providing reasonable technical support associated with, and after completion of, Development Technology Transfer and assistance pursuant to Section 4.3, regulatory transfer and assistance pursuant to Section 5.2, and such Manufacturing Technology Transfer to NewCo or its contract manufacturer(s) (in the case of Manufacturing Technology Transfer, as may be necessary or reasonably useful for NewCo or its contract manufacturer(s) to use and practice the Manufacturing Technology Transfer); provided that Qyuns will be responsible for its internal costs incurred for up to the first [***] FTE hours incurred in total, and, for clarity, after such [***] FTE hours have been expended, NewCo will reimburse Qyuns for its internal costs (at the FTE Rate) and reasonable out-of-pocket expenses incurred in the provision of such support and assistance under this Section 6.2 on a [***] basis following NewCo’s receipt of an invoice therefor. For clarity, Qyuns’ technical personnel’s attendance in meetings and travel time shall not be counted against said [***] hours of cost-free technical assistance provided to NewCo, and Qyuns shall be responsible for its internal costs incurred in relation to such activities, including but not limited to costs related to governance, alliance management, JSC participation, and routine communications.

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6.3 Manufacture by NewCo. After the completion of the Manufacturing technology transfer, enabling NewCo or its contract manufacturer(s) to manufacture comparable Product, pursuant to Section 6.2 above, unless otherwise agreed by Qyuns and NewCo, NewCo shall, either by itself or through its Affiliates, sublicensees or Third Party contractors, solely be responsible for the Manufacture and supply of all of NewCo’s and its Affiliates’ and sublicensees’ requirements for Compounds and Products for Development and Commercialization use in the Field in the NewCo Territory, at NewCo’s own cost and expense.

ARTICLE 7

COMMERCIALIZATION

7.1 General. Subject to the terms and conditions of this Agreement, each of Qyuns and NewCo shall, either by itself or through its Affiliates, sublicensees or Third Party contractor(s), have the sole right and responsibility for the Commercialization of the Product in the Field in the Qyuns Territory and the NewCo Territory, respectively, at its own cost and expense, including developing and executing a commercial launch plan, product marketing and promotion, marketing access and pricing strategy, negotiating with applicable Governmental Authorities regarding the price and reimbursement mechanisms, booking sales, product distribution, providing customer support (including handling medical queries), and performing other related functions.

7.2 Commercialization Diligence. NewCo shall use Commercially Reasonable Efforts to Commercialize any Product in the Field in the NewCo Territory where Regulatory Approval for such Product has been obtained.

7.3 Coordination of Commercialization Activities. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of a Product across the Qyuns Territory and NewCo Territory. As such, the Parties may discuss in good faith to coordinate such activities where appropriate, including scientific and medical communication and product positioning. If the Parties agree to jointly conduct any specific Commercialization activities for the benefit of a Product in both Qyuns Territory and NewCo Territory, the Parties shall negotiate and agree in good faith on the details of such activities, including allocation of responsibilities, budget and cost sharing.

7.4 Commercialization Reports. Each Party shall keep the other Parties reasonably informed of its, its Affiliates’ and sublicensees’ Commercialization activities with respect to the Products in the Field in its respective territory.

ARTICLE 8

PAYMENTS AND MILESTONES

8.1 Upfront Payment. In partial consideration for the rights and licenses granted under this Agreement, NewCo shall pay Qyuns a one-time, non-refundable, and non-creditable upfront payment of (a) US$15,000,000 in cash within twenty (20) days after the receipt of Qyuns’ invoice for such payment which may be dated no earlier than the Effective Date; and (b) [***] Series A junior preferred shares of Parent with a nominal value of CHF 0.01 each, having such

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rights and preferences as further described in Parent’s articles of association, as amended from time to time, which shares shall be delivered to LINKBIO LIMITED, a company organized under the laws of Hong Kong, with a place of business at RM 1911 Lee Garden One, 33 Hysan Avenue Causeway Bay, Hong Kong (“Linkbio”) (the “Share Delivery”) no more than [***] subsequent to the earlier of (x) [***]; and (y) [***] (such earlier date the “Closing Date”). The Parties and Linkbio shall enter into a Share Delivery Agreement in the form attached hereto as Exhibit D (the “Share Delivery Agreement”), dated no later than as of the Effective Date hereof, with respect to the delivery of the Series A junior preferred shares under this provision. In the event that the Share Delivery fails to occur or complete on or before the Closing Date (provided that any administrative delay resulting primarily from circumstances outside NewCo’s, Parent’s and Parent’s shareholders’ reasonable control, [***], shall extend the Closing Date for the duration of such delay), Qyuns shall have the unilateral right to immediately terminate this Agreement by written notice to NewCo. Upon such termination, neither Party shall have any further liability to the other under this Agreement, except for those obligations which expressly survive termination. Notwithstanding the foregoing, Qyuns shall not have the right to terminate this Agreement in accordance with this Section 8.1 in the event that Linkbio or Qyuns fails to obtain any approval required under Applicable Laws of the relevant Governmental Authorities in the People’s Republic of China or elsewhere to be a shareholder of Parent.

8.2 Development Milestone Payments. Following the first achievement of each milestone event by NewCo, its Affiliates or its or their sublicensees in the NewCo Territory, NewCo shall pay to Qyuns the corresponding milestone payment (each a “Development Milestone Payment”) as set forth in the following table, NewCo shall make the corresponding one-time, non-refundable, and non-creditable milestone payment to Qyuns or Qyuns’ designated Affiliate(s) in cash. Each milestone payment specified in this Section 8.2 is payable one-time only regardless of the number of times such milestone events are reached or by how many Products.

No.		Milestone Event	Milestone Payment
1		[***]	[***]
2		[***]	[***]
3		[***]	[***]
4		[***]	[***]
5		[***]	[***]
6		[***]	[***]
7	[***]	[***]	[***]
		[***]	[***]

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No.	Milestone Event		Milestone Payment

8	[***]	[***]	[***]
		[***]	[***]
9	[***]	[***]	[***]
		[***]	[***]
Total			US$100 million

[***]

The maximum of all Development Milestone Payments payable by NewCo to Qyuns under this Section 8.2 shall not exceed US$100 million. NewCo shall give Qyuns written notice of the achievement of each milestone event in this Section 8.2 no later than [***] following the achievement of such milestone. Following receipt of such notice, Qyuns shall promptly submit an invoice to NewCo for the full amount of the corresponding Development Milestone Payment(s) payable under this Section 8.2 and NewCo shall pay such Development Milestone Payment within [***] after NewCo’s receipt of an invoice therefor from Qyuns.

8.3 Sales Milestone Payments. NewCo shall pay to Qyuns each of the following one-time, non-refundable and non-creditable sales milestone payments in cash after the end of the Calendar Quarter in which aggregated Calendar Year Net Sales of all Products in all countries in the NewCo Territory reach the corresponding thresholds for the first time (as set forth in the left column of the table below) (each a “Sales Milestone Payment”) as follows:

No.	Milestone Event	Milestone Payment
1	First achievement of [***] Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

2	First achievement of [***] million Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

3	First achievement of [***] Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

4	First achievement of [***] Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

5	First achievement of [***] Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

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No.	Milestone Event	Milestone Payment

6	First achievement of [***] Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

7	First achievement of [***] Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

8	First achievement of [***] Net Sales, in the aggregate, of all Products in the NewCo Territory in a Calendar Year	[***]

	Total	US$570 million

Each Sales Milestone Payment in this Section 8.3 shall be payable only once upon the first achievement of such milestone in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone in a subsequent Calendar Year. The maximum of all Sales Milestone Payments payable by NewCo to Qyuns under this Section 8.3 shall not exceed US$570 million. NewCo shall give Qyuns written notice of the achievement of each milestone event in this Section 8.3 no later than [***] following the end of the Calendar Quarter in which such milestone was achieved. Following receipt of such notice, Qyuns shall promptly from receipt of notice, submit an invoice to NewCo for the full amount of the corresponding Sales Milestone Payment(s) payable under this Section 8.3. Each such Sales Milestone Payment shall be due within [***] after NewCo’s receipt of an invoice therefor from Qyuns.

8.4 Royalty Payments.

(a) Royalty Rates. Subject to the terms and conditions of this Agreement, during the Royalty Term, on a Product-by-Product and country-by-country basis, NewCo shall pay to Qyuns a non-refundable, non-creditable, running royalty on the aggregate Calendar Year Net Sales of a Product in the NewCo Territory at the following rates:

For that portion of annual Net Sale of the Product in the NewCo Territory		Royalty Rate

1) less than or equal to	[***]	[	***]%

2) greater than but less than or equal to	[***] [***]	[	***]%

3) greater than but less than or equal to	[***] [***]	[	***]%

4) greater than but less than or equal to	[***] [***]	[	***]%

5) greater than but less than or equal to	[***] [***]	[	***]%

6) greater than	[***] [***]	[	***]%

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(b) Royalty Term. NewCo’s obligation to pay royalties pursuant to this Section 8.4 shall continue, on a Product-by-Product and country-by-country basis, until the latest of: (i) the date that is ten (10) years after the First Commercial Sale of such Product in such country; or (ii) the expiration of the last Valid Claim in the Licensed Patents that Covers such Product (including without limitation, composition of matter, method of making or using such Product, or any components thereof) in such country (the “Royalty Term”).

(c) Royalty Reduction.

(i) If a Product is sold in a country in the NewCo Territory during the applicable Royalty Term at a time when there is no Valid Claim in the Licensed Patents that Covers such Product in such country, then the royalty rate applicable to the Net Sales of such Product in such country during such time shall be reduced by [***].

(ii) If a Product is sold in a country in the NewCo Territory during the applicable Royalty Term at a time when a Biosimilar Product is being sold in such country, then for any Calendar Quarter during which the Biosimilar Product [***], then the royalty rate applicable that would otherwise be payable to Qyuns under this Agreement with respect to the Net Sales of such Product in such country during such Calendar Quarter shall be reduced by [***]. For clarity, the royalty reduction set forth in this subsection shall not apply to any Calendar Quarter for which the market share of the Biosimilar Product fails to reach the threshold set forth above. [***] will be identified and calculated based on relevant information published by [***], any successor to [***], or any other similar industry-standard Third Party source mutually agreed by the Parties (each Party’s agreement, not to be unreasonably withheld, delayed, or conditioned).

(iii) If it is necessary for NewCo to obtain a license from a Third Party to any Intellectual Property, including but not limited to the [***], owned or controlled by such Third Party that Covers the Development or Commercialization of a Product in a country in the NewCo Territory and NewCo obtains such a license that, absent which would be infringed by the Development, Manufacture or Commercialization of a Product generated by or on behalf of NewCo in the Field in the NewCo Territory, and such infringement has been substantiated by reasonably detailed written evidence or analysis, and which, for clarity, will not include the [***], then NewCo shall have the right to deduct, from the royalty payment that would otherwise have been due pursuant to this Section 8.4 with respect to Net Sales of such Product in such country in a particular Calendar Quarter, an amount equal to [***] of all amounts actually paid by NewCo to such Third Party pursuant to such license on account of the sale of such Product in such country during such Calendar Quarter, provided that in no event shall such deduction reduce by more than [***] the amount of royalties that otherwise would have been due and payable to Qyuns in such Calendar Quarter for the Product. Notwithstanding the foregoing, if NewCo is not able to fully credit any of the amounts paid by NewCo in a given Calendar Quarter due to the royalty floor as set forth under Section 8.4(c)(iv), then NewCo shall be entitled to carry forward such excessive portion of deduction to future Calendar Quarters and continue applying such deduction on a Calendar Quarterly basis thereafter (in each subsequent Calendar Quarter, subject to the royalty floor as set forth under Section 8.4(c)(iv)) until fully utilized.

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(iv) Notwithstanding anything to the contrary herein, in no event will the application of the royalty deductions under this Section 8.4(c), whether individually or in aggregate, result in a reduction of the royalty rate or royalties payable to Qyuns hereunder by more than [***] of the royalty rate or royalties that would have applied without any reduction or deductions, with respect to any given Product in a given jurisdiction.

(d) Royalty Report and Payment. Within [***] after the end of each Calendar Quarter, commencing with the first Calendar Quarter in which there is any sale of any Product anywhere in the NewCo Territory, NewCo shall provide Qyuns with a report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and country-by-country (or jurisdiction-by-jurisdiction) basis: (i) the amount of gross sales of a Product, (ii) an itemized calculation of Net Sales showing separately each type of deduction provided for in the definition of “Net Sales,” and (iii) a calculation of the royalty payment due on such sales in Dollars, including royalty reductions taken pursuant to Section 8.4(c) and the exchange rate used in such calculation in accordance with Section 8.5. Concurrently with the delivery of the applicable quarterly royalty report, NewCo shall pay to Qyuns in Dollars the royalties owed with respect to Net Sales for such Calendar Quarter.

8.5 Currency; Exchange Rate. All payments to be made by NewCo to Qyuns under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Qyuns. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported by the Wall Street Journal for the first, middle and last Business Days of the applicable reporting period for the payment due.

8.6 Late Payments. If Qyuns does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to Qyuns from the due date until the date of payment at the interest rate of [***], or the maximum rate allowable by Applicable Laws, whichever is less.

8.7 Financial Records and Audits. NewCo shall (and shall ensure that its Affiliates and sublicensees will) maintain complete and accurate records in accordance with Accounting Standards and in sufficient detail to permit Qyuns to confirm the accuracy of Net Sales reported by NewCo and amounts payable under this Agreement. Upon no less than [***] prior notice, such records shall be open for examination, during regular business hours, for a period of [***] from the creation of individual records (or such longer period as required by Applicable Laws), and not more often than once each Calendar Year, by an independent certified public accountant selected by Qyuns and reasonably acceptable to NewCo, for the sole purpose of verifying for Qyuns the accuracy of the Net Sales and royalty reports provided by NewCo under this Agreement. Qyuns shall bear the cost of such audit unless such audit reveals an underpayment by NewCo of more than [***] of the amount actually due during any Calendar Year, in which case NewCo shall reimburse Qyuns for the costs of such audit. NewCo shall pay to Qyuns any underpayment discovered by such audit within [***] after the accountant’s report, plus interest (as set forth in Section 8.6) from the original due date. NewCo shall include in each relevant sublicense granted by it a provision requiring the sublicensee to maintain records of sales of a Product made pursuant to such sublicense and to grant Qyuns with access to such records to the same extent and under the same obligations as required of NewCo under this Agreement.

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8.8 Tax Withholding.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce Tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made under this Agreement. Subject to Section 8.8(c) below, if Qyuns or NewCo (the “Paying Party”) is required by Applicable Laws to deduct and withhold Taxes on any payment to NewCo or Qyuns, as applicable (the “Recipient Party”), the Paying Party shall deduct those Taxes from the remittable payment, pay the Taxes to the proper Tax authority in a timely manner, and promptly send proof of payment to the Recipient Party. The Recipient Party shall provide the Paying Party any Tax forms that may be reasonably necessary in order for the Paying Party to not withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty with respect to that payment to the Recipient Party. The Recipient Party shall use reasonable efforts to provide any such Tax forms to the Paying Party in advance of the due date. Upon a Recipient Party’s request and to the extent permitted by Applicable Laws, the Paying Party shall provide reasonable assistance and cooperation to enable the recovery, for the benefit of such Recipient Party, of withholding Taxes or similar obligations resulting from payments made under this Agreement.

(c) Taxes Resulting From NewCo Action. If, as a result of any action by NewCo, including assignment or transfer of this Agreement, change in the residence of NewCo for tax purposes, change in the entity making such payment, or failure on the part of NewCo to comply with Applicable Laws or filing or record retention requirements, the amount of any Tax that NewCo is required to deduct or withhold from a payment made by NewCo to Qyuns under this Agreement is increased, then the sum payable by NewCo to Qyuns shall be increased to the extent necessary to ensure that Qyuns receives a sum equal to the sum that Qyuns would have received had no such action occurred.

(d) Indirect Taxes. All payments under this Agreement are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments under this Agreement, the Paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the Recipient Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. The Paying Party shall only be responsible for any Indirect Taxes not recoverable by the Recipient Party (or any principal or representative member of an Indirect Taxes group of which the Recipient Party is a part) taking all reasonable steps to recover such Indirect Taxes as may be practicable.

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ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Inventions. Ownership of all Inventions shall follow inventorship, as determined in accordance with the rules of inventorship under the U.S. patent laws. Each Party shall solely own all Inventions invented or developed solely by or on behalf of such Party, including its, its Affiliates’ and sublicensees’ employees, contractors and/or agents. The Parties shall jointly own all Inventions invented or developed jointly by both Parties (“Joint Inventions”), and all Patents filed on or after the Effective Date that claim Joint Inventions (“Joint Patents”). Except to the extent restricted by the licenses and other rights granted to other Party under this Agreement or any other agreement between the Parties, each Party, as joint owners, shall be entitled to practice, license, assign and otherwise exploit its interest in the jointly owned Inventions without the duty of accounting or seeking consent from the other Party. Joint Inventions and Joint Patents without the duty of accounting to, or seeking consent from, the other Parties.

9.2 Patent Prosecution.

(a) As among the Parties, (i) NewCo has the first right (but not the obligation) to file, prosecute, maintain, and defend (other than defense actions raised as a counterclaim to a Product Infringement suit under Section 9.3) all Licensed Patents, Joint Patents and other Patents generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of NewCo or its Affiliates in the course of NewCo’s Development or otherwise Exploitation of the Product that Covers a Product (“NewCo Product Patents”, for clarity, NewCo Product Patents are distinct from, and exclude any and all Joint Patents) in the NewCo Territory and all NewCo Product Patents in the Qyuns Territory, at NewCo’s own cost and expense and in Qyuns’ name with respect to the Licensed Patents; and (ii) Qyuns has the sole right (but not the obligation) to file, prosecute, maintain, and defend all Licensed Patents and Joint Patents in the Qyuns Territory, at Qyuns’ own cost and expense. The Party (Qyuns or NewCo) filing, prosecuting, maintaining, and defending a Licensed Patent or Joint Patent in the NewCo Territory or a NewCo Product Patent in the NewCo Territory or Qyuns Territory pursuant to this Section 9.2 shall be referred to as the “Prosecuting Party” for such Licensed Patent, Joint Patent, or NewCo Product Patent, and NewCo (if the Prosecuting Party is Qyuns) and Qyuns (if the Prosecuting Party is NewCo) shall be referred to as the “Non-Prosecuting Party” for such Licensed Patent, Joint Patent, or NewCo Product Patent.

(b) The Prosecuting Party for a Licensed Patent, Joint Patent, or NewCo Product Patent in a given country or jurisdiction shall consult with the Non-Prosecuting Party and keep the Non-Prosecuting Party reasonably informed of the status of such Licensed Patent, Joint Patent, or NewCo Product Patent in such country or jurisdiction and shall promptly, and in no case less than [***] after receipt, provide the Non-Prosecuting Party with all material correspondence received from any patent authority in such country or jurisdiction in connection therewith. In addition, the Prosecuting Party shall promptly provide the Non-Prosecuting Party with drafts of all proposed material filings and correspondence to any patent authority with respect to such Licensed Patent, Joint Patent, or NewCo Product Patent in such country or jurisdiction for review and comment prior to the submission, and shall consider in good faith any comments provided by the Non-Prosecuting Party. The Prosecuting Party shall consider in good faith any reasonable and timely (as may be reasonable under the circumstances) comments provided by the Non-Prosecuting Party in connection with the prosecution and maintenance of Joint Patents.

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(c) The Prosecuting Party for a Licensed Patent, Joint Patent, or NewCo Product Patent shall notify the Non-Prosecuting Party of any decision to cease prosecution, maintenance, and/or defense of a Licensed Patent or Joint Patent in any country or jurisdiction in the NewCo Territory or of a NewCo Product Patent in any country or jurisdiction in the Qyuns Territory. The Prosecuting Party shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss or reduction of rights, in connection with such Licensed Patent, Joint Patent, or NewCo Product Patent in the applicable country or jurisdiction. In such event or if the Prosecuting Party fails to take any action at least [***] prior to any such filing or payment due date, or any such other due date, the Prosecuting Party shall permit and reasonably assist the Non-Prosecuting Party, and the Non-Prosecuting Party has the right (but not the obligation), at the Non-Prosecuting Party’s discretion and expense, to continue the prosecution, maintenance, and/or defense of such Licensed Patent, Joint Patent, or NewCo Product Patent in the applicable country or jurisdiction. The Non-Prosecuting Party’s assumption of prosecution, maintenance, and/or defense of such Licensed Patent, Joint Patent, or NewCo Product Patent in the applicable country or jurisdiction shall not alter the Parties’ respective rights and obligations under this Agreement with respect to such Licensed Patent, Joint Patent, or NewCo Product Patent in the applicable country or jurisdiction other than those expressly set forth in this Section 9.2(c).

(d) [***]

(e) Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution, maintenance, and/or defense efforts under this Section 9.2, including providing any necessary powers of attorney, executing any other required documents or instruments for such prosecution, or joining any proceeding. For clarity, Qyuns retain the exclusive right (but not the obligation) to file, prosecute and maintain all Licensed Patents in the Qyuns Territory, at Qyuns’ own cost and expense.

9.3 Patent Enforcement.

(a) Each Party shall promptly notify the other Parties if it becomes aware of any alleged or threatened infringement of any Licensed Patent, Joint Patent, or NewCo Product Patent by a Third Party’s development, Manufacture, commercialization or exploitation of any compound or product in the Field in the NewCo Territory or the Qyuns Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents, Joint Patents, or NewCo Product Patents in the Field in the NewCo Territory or the Qyuns Territory (each, a “Product Infringement”).

(b) As among the Parties, NewCo (i) has the first right (but not the obligation) to bring and control any legal action to enforce any Licensed Patent or Joint Patent, and (ii) has the sole right (but not the obligation) to bring and control any legal action to enforce any NewCo Product Patent, in each case, against any Product Infringement in the NewCo Territory, at its own expense as it reasonably determines appropriate after consultation with Qyuns. If NewCo does not bring such legal action against a Product Infringement within [***] after the notice provided

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pursuant to Section 9.3(a), Qyuns has the right (but not the obligation) to bring and control any legal action to enforce any Licensed Patent or Joint Patent in connection with such Product Infringement at its own expense. As among the Parties, Qyuns has the first right (but not the obligation) to bring and control any legal action to enforce any NewCo Product Patent against any Product Infringement in the Qyuns Territory, at its own expense as it reasonably determines appropriate after consultation with NewCo. If Qyuns does not bring such legal action against a Product Infringement within [***] after the notice provided pursuant to Section 9.3(a), NewCo has the right (but not the obligation) to bring and control any legal action to enforce any NewCo Product Patent in connection with such Product Infringement at its own expense.

(c) At the request and expense of the Party (Qyuns or NewCo) bringing an action under Section 9.3(b) above (the “Enforcing Party”), the other non-enforcing Party (Qyuns, if the Enforcing Party is NewCo, or NewCo, if the Enforcing Party is Qyuns) (the “Non-Enforcing Party”) shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action. In connection with any such enforcement action, the Enforcing Party shall keep the Non-Enforcing Party reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity or non-infringement of, or otherwise impairing the Non-Enforcing Party’s rights in, the Licensed Patents without the prior written consent of the Non-Enforcing Party. The Non-Enforcing Party shall be entitled to separate representation in such enforcement action by counsel of its (or their) own choice and at its (or their) own expense.

(d) Any recoveries resulting from an enforcement action relating to a claim of Product Infringement shall be first applied against payment of each of Qyuns’ or NewCo’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses shall be retained by the Enforcing Party; [***].

(e) Qyuns has the co-exclusive (even as to NewCo and its Affiliates) right to bring and control any legal action to enforce the Licensed Patents and Joint Patents, against any infringement that is not a Product Infringement, including any such infringement in the Qyuns Territory or in the NewCo Territory, at Qyuns’ own expense and as Qyuns reasonably determines appropriate, [***]. NewCo has the exclusive right to bring and control any legal action to enforce the NewCo Product Patents, against any infringement that is not a Product Infringement, including any such infringement in the Qyuns Territory or in the NewCo Territory, at NewCo’s own expense and as NewCo reasonably determines appropriate, [***].

9.4 Defense of Licensed Patents. In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent, Joint Patent, or NewCo Product Patent in the NewCo Territory or the Qyuns Territory, such Party shall bring such claim to the attention of the other Party, including all relevant information related to such claim. The Parties, through the JSC (or a subcommittee or working group appointed pursuant to Section 3.3 as the Parties deem appropriate), shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference or other patent office proceeding or a declaratory judgement action, then the provisions of Section 9.2 shall apply. Where such allegation is made in a counterclaim to an enforcement action brought under Section 9.3, then the provisions of Section 9.3 shall apply. The Party not defending any such rights under this Section 9.4 (the “Non-

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Defending Party”) shall provide to the Party defending any such rights under this Section 9.4 (the “Defending Party”) all reasonable assistance in such enforcement, at such Defending Party’s request and expense. The Defending Party shall keep the Non-Defending Party reasonably informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts. Without the prior written consent of the Non-Defending Party (not to be unreasonably withheld), no Defending Party shall enter into any settlement of any claim, suit or action that it defended under this Section 9.4 that admits the invalidity or unenforceability of any Licensed Patent, Joint Patent, or NewCo Product Patent, requires abandonment or limits the scope of any Licensed Patent, Joint Patent, or NewCo Product Patent, or would limit or restrict the ability of any Party to Develop, Manufacture or Commercialize any Compound or Product.

9.5 Infringement of Third Party Rights.

(a) Each Party shall notify the other Party of any allegations it receives from a Third Party that the Development, Manufacture or Commercialization of any Compound or Product in the Field in the NewCo Territory under this Agreement infringes the Intellectual Property rights of such Third Party. Such notice shall be provided promptly, but in no event later than [***] following receipt of such allegations. Such notice shall include a copy of any notice, letter, email, summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties.

(b) NewCo shall be solely responsible for the defense of any such infringement claims brought against NewCo, at NewCo’s own cost and expense; provided, however, that the provisions of Section 9.3 shall govern the right of NewCo to assert a counterclaim of infringement of any Licensed Patents, Joint Patents, or NewCo Product Patents; and provided further that NewCo shall not enter into any settlement, consent to judgement or other voluntary final disposition in connection with such defense action without Qyuns’ consent (not to be unreasonably withheld, conditioned or delayed). NewCo shall keep Qyuns informed on the status of such defense action, and Qyuns has the right (but not the obligation) to participate and be separately represented in such defense action at Qyuns’ own expense. Qyuns has the right to control the defense of any infringement claim brought against Qyuns in the NewCo Territory or Qyuns Territory, at Qyuns’ own expense.

9.6 Patents and Know-How Licensed From Third Parties.

(a) Each Party’s rights under this Article 9 with respect to the prosecution and enforcement of any Licensed Patent that is in-licensed by a Party from a Third Party is subject to the rights retained by such Third Party to prosecute, maintain, enforce, and defend such Patent.

(b) To the extent Qyuns or its Affiliates individually acquires, directly or indirectly, ownership of or the rights to practice any Know-How, Patents, other Intellectual Property rights, Regulatory Materials, materials, or information from a Third Party after the Effective Date which would, but for the notification and compliance requirement for NewCo to

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obtain license, sublicense, access or other right (as applicable) for such Know-How, Patents, other Intellectual Property rights, Regulatory Materials, materials, or information from a Third Party acquired by Qyuns from a Third Party in Section 1.19, be included in the definition of Licensed Know-How, Licensed Patents, or Licensed Technology, Qyuns will promptly notify NewCo of such acquisition.

9.7 Patent Marking. NewCo shall mark a Product sold in the NewCo Territory with appropriate patent numbers in accordance with the applicable patent marking laws, and shall require all of its Affiliates and its and their sublicensees to do the same.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The confidentiality and non-use obligations under this Article 10 shall survive during the Term of this Agreement and for a period of [***] thereafter, except that (a) with respect to any Confidential Information that is [***] or information or that constitutes a trade secret under Applicable Law, such obligations shall survive for as long as such information remains confidential or a trade secret under the relevant governing law specified under Section 15.5, and (b) with respect to any Confidential Information that is retained pursuant to Section 13.4(c), such obligations shall survive for as long as such Confidential Information is retained. The receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to prevent unauthorized access, use and disclosure of the disclosing Party’s Confidential Information. The receiving Party shall promptly notify the disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the disclosing Party’s Confidential Information.

10.2 Exceptions. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a) was already lawfully known to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or any of its Affiliates in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party without any confidentiality obligations by a Third Party, to the Party’s knowledge, who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

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(e) is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of or reference to the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

10.3 Authorized Disclosure. Notwithstanding the obligations set forth in Section 10.1, a receiving Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a) such disclosure is reasonably necessary: (i) for the filing or prosecution of Patents as contemplated by this Agreement; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Product; (iii) for the prosecuting or defending litigation as contemplated by this Agreement; (iv) for the prosecuting or defending litigation as contemplated herein; or (v) for the Development of a Compound or Product in a Party’s respective territory;

(b) such disclosure is reasonably necessary: (i) to such receiving Party’s or its Affiliates’ employees, officers, directors, contractors, attorneys, independent accountants or financial advisors on a need to know basis, for the sole purpose of enabling the receiving Party to exercise its rights and perform its obligations hereunder or enabling such employees, officers, directors, contractors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such employees, officers, directors, contractors, attorneys, independent accountants and financial advisors are bound by written obligations of confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirors, licensors, (sub)licensees, collaborators or other business or financial partners (including royalty financing partners) solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license, collaboration, financing or other business transaction; provided that in each such case on the condition that such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential and such disclosees are bound by written obligations of confidentiality and non-use obligations consistent with those contained in this Agreement; or

(c) such disclosure is required by judicial or administrative process or Applicable Law or the listing rules of any recognized stock exchange on which the Receiving Party’s securities are traded, provided that in such event such receiving Party shall, except where impracticable, promptly inform the disclosing Party in writing of such required disclosure and provide the disclosing Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense. Confidential Information that is disclosed under this Section 10.3(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the receiving Party disclosing Confidential Information pursuant to this Section 10.3(c) shall disclose only the minimum required amount of Confidential Information and shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

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10.4 Scientific Publication.

(a) Except to the extent required by Applicable Laws, Qyuns shall not publish any peer-reviewed manuscripts, or give other forms of public disclosure such as abstracts and presentations, relating to a Product, including the data and results of the Development of a Product, (i) in the NewCo Territory, without providing NewCo the opportunity for review and approval (such approval [***]); (ii) in the Qyuns Territory, without providing NewCo the opportunity for review and comment, which [***].

(b) Without limiting the foregoing clause (a), each Party shall deliver to the other Party an English-language copy of any proposed scientific publication or presentation relating to a Product at least [***] before its intended submission for publication. The publishing Party shall implement any modifications of the proposed publication or presentation as requested by the other Party to protect such other Party’s Confidential Information, which shall include for this purpose any information relating to the Development or Commercialization of a Product in the other Party’s Territory. Furthermore, the publishing Party shall delay the submission of the proposed publication or presentation for an additional [***] as requested by the other Party as may be reasonably necessary to seek patent protection in accordance with Section 9.2 for the information disclosed in such proposed publication or presentation. Each Party agrees to acknowledge the contribution of the other Parties and such other Parties’ employees in all publications as scientifically appropriate.

10.5 Publicity.

(a) Subject to the rest of this Section 10.5, no disclosure of the terms of this Agreement, or any news release or other public disclosure relating to this Agreement or its subject matter, may be made by any Party, and no Party shall use the name, trademark, trade name or logo of any other Party, its Affiliates or their respective employee(s) in any publicity or promotional communication, without the prior express written permission of such other Party, except as may be required by Applicable Laws. Unless otherwise agreed by the Parties, no Party will make any news release or other disclosure announcing this Agreement prior to the Effective Date. In the event that any Party desires to make any news release or any other disclosure announcing the existence or terms of this Agreement after the Effective Date, it shall provide a draft of the intended disclosure to the other Party for review and approval at least five (5) Business Days prior to such planned release or disclosure and shall consider in good faith any comments provided from the other Party; provided that no such release or disclosure shall be permitted without such prior approval. Following any such press release or disclosure announcing this Agreement, any Party shall be free to disclose or publicize, without the other Parties’ prior written consent, the existence of this Agreement, the identity of the other Parties, and those terms of this Agreement (or other information) that have already been publicly disclosed in accordance herewith.

(b) A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission (or equivalent foreign agency) (“SEC”) to the extent required by Applicable Laws after complying with the procedure set forth in this Section 10.5. In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and each other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC as represented by the redacted version reviewed by the other Parties.

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(c) Each Party acknowledges that each other Party may be legally required to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Applicable Laws, provided that the Party seeking such disclosure first provides each other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Applicable Laws) if any other Party reasonably demonstrates to the Party seeking disclosure, within three (3) Business Days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the development and/or commercialization of a Product being developed and/or commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as such other Party shall reasonably request to be removed.

10.6 Equitable Relief. Each Party acknowledges that a breach of this Article 10 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Parties irreparable injury and damage. By reason thereof, each Party agrees that the other Parties shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

10.7 Attorney-Client Privilege. No Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges or the like as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties: (a) share a common legal and commercial interest in such disclosure that is subject to such privileges and protections; (b) are or may become joint defendants in proceedings to which the information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should any Party become subject to any actual or threatened proceeding to which the disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Effective Date all of the receiving Party and the disclosing Party have the right to assert such protections and privileges.

10.8 Information Sharing. In connection with any public offering of NewCo’s (or its parent entity’s) securities or any other transaction that would result in NewCo (or its parent entity) becoming subject to public reporting obligations or in Qyuns having public reporting obligations in connection therewith, each Party shall make Commercially Reasonable Efforts to cooperate with the other Party to make available documents, records, information, financial statements, etc. reasonably requested by each other Party for purposes of making required disclosures to the SEC or other regulatory bodies.

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ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of Each Party. Each Party represents, warrants, and covenants (as applicable) to the other Parties as of the Effective Date that:

(a) it is a company or corporation duly organized, validly existing, and, where such concept exists, in good standing under the laws of the country or jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

(b) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally;

(c) the execution and delivery of this Agreement, the performance of such Party’s obligations and the License to be granted pursuant to this Agreement (i) do not and will not conflict with or violate any requirement of Applicable Law existing as of the Effective Date; (ii) do not and will not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not and will not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;

(d) except as otherwise expressed under this Agreement, no authorization, consent, approval, whether internal or of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby that has not already been obtained prior to or by the Effective Date.

(e) it is not a party to, and will not enter into during the Term, any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement; and

(f) in the course of performing its obligations or exercising its rights under this Agreement, it shall comply with all Applicable Laws applicable to such Party, in, including as applicable, cGMP, GCP, and GLP standards, and Applicable Laws on anti-bribery and anti-corruption, and shall not employ or engage any person or entity who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

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11.2 Representations and Warranties of Qyuns. Qyuns represents, warrants, and covenants (as applicable) to NewCo as of the Effective Date that:

(a) Qyuns has the full right, power and authority under the Licensed Technology to grant the License to NewCo as purported to be granted under Section 2.1 of this Agreement;

(b) it has not granted, and will not grant during the Term, any license or other right under the Licensed Technology that is inconsistent with the License granted to NewCo under Section 2.1;

(c) all Existing Licensed Patents are listed on Exhibit A; and each Existing Licensed Patent properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Existing Licensed Patent is issued or such application is pending and is (i) subsisting and is not invalid or unenforceable, in whole or in part and (ii) filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. The pending applications included in Existing Licensed Patents are being diligently prosecuted in the respective patent offices in accordance with Applicable Law. True, complete and correct copies of any file wrappers and other documents and materials relating to the prosecution, defense, maintenance, validity and enforceability of the Existing Licensed Patents have been provided to NewCo. Qyuns, or its Affiliates, are the sole and exclusive owner of all Existing Licensed Patents, free of any lien, encumbrance, charge, mortgage, liability, security interest or claim of ownership by any Third Party;

(d) Qyuns has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of all inventorship rights to all Existing Licensed Patents, and all such assignments are valid and enforceable;

(e) all inventor assignments with respect to inventions claimed in the Existing Licensed Patents have been properly executed as necessary at each respective patent office in the NewCo Territory in accordance with the Applicable Law, and Qyuns has paid all required inventor rewards and remuneration to its or their employees, contractors or other Person in connection with the Existing Licensed Patents;

(f) to Qyuns’ knowledge, there are no pending, alleged or threatened, (i) inter partes review, post-grant reviews, interferences, re-examinations or oppositions involving the Existing Licensed Patents, or (ii) any inventorship challenges involving the Existing Licensed Patents that are in or before any patent office (or other governmental authority performing similar functions);

(g) as of the Effective Date, the Existing Licensed Patents represent all Patents that Qyuns or their respective Affiliates own or otherwise have rights to relating to any Compound or Product, or the exploitation thereof (irrespective of the definition of “Control”). To Qyuns’ knowledge, as of the Effective Date, there is no Know-How owned by or otherwise in the possession or control of it or any of its Affiliates that relates to any Compound or Product that is not within the Licensed Know-How;

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(h) neither it nor any of its Affiliates has previously entered into any definitive agreement that granted any Third Party any rights of reference under or access to the Regulatory Materials existing as of the Effective Date (“Existing Regulatory Material”); and it and its Affiliates have generated, prepared, maintained and retained all Existing Regulatory Material that is required to be maintained or retained pursuant to and in accordance with Applicable Law;

(i) to Qyuns’ knowledge, the Development by it of any Compound or Product under the issued Licensed Technology prior to the Effective Date does not infringe, misappropriate or otherwise violate any valid and issued Patent rights or proprietary right of any Third Party;

(j) it and its Affiliates have conducted, and their respective subcontractors have conducted, all Development of the Compounds and Products, including any and all pre-clinical studies related thereto, in accordance with Applicable Law;

(k) the inventions claimed by the Existing Licensed Patents and any other Intellectual Property with respect to any Compound or Product were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, and other money received from any Governmental Authority, and no Governmental Authority or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Existing Licensed Patents or Licensed Know-How (including any Existing Regulatory Material), or to impose any requirement or restriction on the exploitation of any Compound or Product as contemplated herein; and

(l) there is no adverse actions, claims, suits or proceedings against or owed by it or any of its Affiliates, or that is pending or, to its knowledge, threatened, involving any Licensed Technology or any Compound or Product.

11.3 Representations and Warranties of NewCo. NewCo represents and warrants as of the Effective Date, and covenants during the Term to Qyuns that:

(a) Neither NewCo nor any of its Affiliates will Development, Manufacture, or Commercialize or otherwise exploit in any manner any Compound or Product outside of the scope of the License expressly granted to NewCo under this Agreement;

(b) NewCo will not knowingly manufacture, distribute, sell, market, promote or otherwise exploit the Licensed Patents or Licensed Know-How in a manner inconsistent with the license granted to NewCo under Section 2.1, and [***]

(c) NewCo and its Affiliates will use reasonable efforts to protect and preserve the confidentiality of NewCo’s Confidential Information as well as any confidential or non-public information provided by any Third Party to NewCo, and to comply with any associated obligations of confidentiality, non-use and segregation;

(d) NewCo will conduct its Development, Manufacture, and Commercialization or otherwise exploitation activities relating to the Products in accordance with Applicable Laws and will use Commercially Reasonable Efforts to cause all of its sublicensees hereunder to comply with such Applicable Laws;

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(e) NewCo (or its Affiliates or sublicensees, as applicable) will obtain and maintain all necessary authorizations, consents and approvals of any Regulatory Authority or other Governmental Authority that is required in connection with the Development, Manufacture and Commercialization or otherwise exploitation of any Products in the NewCo Territory; and

(f) NewCo will not enter into any agreement or commitment that would conflict with or materially diminish its ability to perform its obligations under this Agreement.

11.4 Mutual Acknowledgements. As of the Effective Date, it is mutually acknowledged that the License granted under this Agreement does not include a license to utilize the [***].

11.5 NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. EACH PARTY ACKNOWLEDGES AND AGREES THAT A PRODUCT IS THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR SUCCESSFUL DEVELOPMENT OR COMMERCIALIZATION OF A PRODUCT IN THE FIELD IN THE TERRITORY.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by NewCo. NewCo shall indemnify and hold harmless Qyuns, and its directors, officers, employees and agents (individually and collectively, the “Qyuns Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from:

(a) the Development, Manufacture and Commercialization of a Product in the NewCo Territory by NewCo or any of its Affiliates or sublicensees, including product liability claims relating to a Product in the NewCo Territory; or

(b) the violation of Applicable Law, the negligence, willful misconduct or breach of this Agreement, including Qyuns’ representations, warranties or covenants set forth herein, by any NewCo Indemnitee;

except in each case to the extent such Losses arise out of arise out of any conditions set forth in Section 12.2 for which Qyuns is obligated to indemnify any NewCo Indemnitee under Section 12.2.

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12.2 Indemnification by Qyuns. Qyuns shall indemnify and hold harmless NewCo, its Affiliates, and their directors, officers, employees and agents (individually and collectively, the “NewCo Indemnitee(s)”) from and against all Losses to the extent arising from:

(a) the Development, Manufacture and Commercialization of a Product (i) anywhere in the world prior to the Effective Date and (ii) in the Qyuns Territory after the Effective Date by Qyuns or any of its Affiliates, licensees or sublicensees, including product liability claims relating to a Product in the Qyuns Territory; or

(b) the violation of Applicable Law, the negligence, willful misconduct or breach of this Agreement by any Qyuns Indemnitee;

except in each case to the extent such Losses arise out of any conditions set forth in Sections 12.1 for which NewCo is obligated to indemnify any Qyuns Indemnitee under Section 12.1.

12.3 Indemnification Procedure. If any Party is seeking indemnification under Sections 12.1 or 12.2, as applicable (the “Indemnified Party”), it shall inform NewCo (if such Party seeking indemnification is Qyuns) or Qyuns (if such Party seeking indemnification is NewCo) (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such Section within [***] after receiving notice of the claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure or delay to give notice). Subject to Article 9, the Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim that has been assumed by the Indemnifying Party; provided that, subject to Article 9, the Indemnifying Party shall ultimately control such claim. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only payment of money. So long as the Indemnifying Party is actively defending the claim in good faith, no Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 12. Notwithstanding anything contained in this Section 12.3, the provisions of Section 9.5 shall govern the defense of any infringement actions.

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12.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any claims (or potential losses or damages) under this Article 12. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

12.5 Limitation of Liability. NO PARTY SHALL BE LIABLE TO THE OTHER PARTIES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR BREACH OF Article 10, OR FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD.

12.6 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon reasonably written request and shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or material changes in such insurance. Such insurance shall not be construed to create a limit of any Party’s liability under this Agreement.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. The term of this Agreement shall commence upon the Effective Date and continue in full force and effect, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term for such Product in such country, unless earlier terminated as set forth in Section 13.2 below (the “Term”). Upon expiration (but not earlier termination) of the Royalty Term with respect to a particular Product in a particular country, the license granted by Qyuns to NewCo under Section 2.1 with respect to such Product in such country shall continue and shall become non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable.

13.2 Termination.

(a) Termination by NewCo for Convenience. At any time, NewCo may terminate this Agreement in its entirety or on a Product-by-Product and country-by-country basis by providing written notice of termination to Qyuns, which notice includes an effective date of termination at least [***] after the date of the notice.

(b) Termination for Material Breach. If Qyuns or NewCo believes that the other is in material breach of its material obligations hereunder or material breach of any representation or warranty set forth in this Agreement, then Qyuns (collectively) or NewCo may deliver notice of such breach to the allegedly breaching Party. The allegedly breaching Party shall have [***] from the receipt of the notice to cure such breach (the “Cure Period”). If the allegedly breaching Party receiving notice of breach fails to cure that breach within the Cure Period, then the Party originally delivering the notice of breach may terminate this Agreement in its entirety

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upon written notice to the allegedly breaching Party, provided that, the termination shall not become effective if such material breach cannot be cured within such [***], and the breaching Party commences actions to cure such material breach within such [***] and thereafter diligently continues such actions; provided further that, the termination shall become effective if the breaching Party commences actions to cure such material breach within such [***], but fails to cure such material breach within an additional [***]. In the event of a material breach by NewCo, if the material breach and the subsequent failure to cure is with respect to (i) one or more countries in the NewCo Territory, but not all countries in the NewCo Territory or (ii) one or more types of Compound but not other types of Compounds, then Qyuns shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement solely with respect to (x) the country in which such material breach and failure to cure occurred, or (y) the type of Compound with respect to which such material breach and failure to cure occurred, and this Agreement shall remain in full force and effect with respect to all other countries in the NewCo Territory, and the other types of Compound (and all Products comprising such other types of Compound), as the case may be. Notwithstanding the foregoing, if Qyuns (collectively) and NewCo, reasonably and in good faith, disagree as to whether there has been a material breach of this Agreement, then: (i) the Party that disputes whether there has been a material breach may contest the allegation by referring such matter, within the Cure Period, for resolution in accordance with Article 14; (ii) the relevant Cure Period with respect to such alleged material breach will be tolled in accordance with Article 14 from the date on which the Party that disputes whether there has been a material breach notifies the other Parties of such Dispute and through the resolution of such Dispute in accordance with Article 14; and (iii) during the pendency of such Dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.

(c) Termination for Insolvency. Either NewCo or Qyuns shall have the right to terminate this Agreement in its entirety upon written notice to the other in the event that (i) NewCo (if the terminating Party is Qyuns) or Qyuns (if the terminating Party is NewCo) files in any court or agency pursuant to any statute or regulation of any country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (ii) NewCo (if the terminating Party is Qyuns) or Qyuns (if the terminating Party is NewCo) is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (iii) NewCo (if the terminating Party is Qyuns) or Qyuns (if the terminating Party is NewCo) makes an assignment of substantially all of its assets for the benefit of its creditors.

(d) Termination for Patent Challenge. Qyuns may terminate this Agreement by providing written notice of termination to NewCo, if NewCo or any of its Affiliates (individually or in association with any Third Party) initiates or participates in a Patent Challenge in respect of any of the Licensed Patents anywhere in the world, in any court, tribunal, arbitration proceeding, or other proceeding. In the event of such a Patent Challenge, Qyuns will provide written notice on such Patent Challenge to NewCo, and Qyuns may terminate this Agreement by providing written notice of such termination to NewCo, if the Patent Challenge is not withdrawn or revoked within thirty (30) days after NewCo’s receipt of the written notice on such Patent Challenge. In the case that a NewCo’s sublicensee initiates or participates in a Patent Challenge in respect of any of the Licensed Patents anywhere in the world, in any court, tribunal, arbitration

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proceeding, or other proceeding, Qyuns may terminate this Agreement by providing written notice of termination to NewCo, unless NewCo terminates its sublicense with such sublicensee within thirty (30) days upon receipt of Qyuns’ written notice, or otherwise causes such sublicensee to withdraw or revoke such Patent Challenge within thirty (30) days. Notwithstanding the foregoing, this Section 13.2(d) shall not apply with respect to any such challenge by a Third Party that, after the Effective Date, acquires NewCo or any of its Affiliates, resulting in a Change of Control for NewCo, so long as NewCo or such Affiliate ceases or withdraws such challenge within thirty (30) days after the effective date of the completion of the Change of Control.

13.3 Alternative Remedy in Lieu of Termination. If Qyuns is in material breach of this Agreement and NewCo has a right to terminate pursuant to Section 13.2(b), then, in lieu of terminating this Agreement, NewCo may, in its sole discretion, by providing written notice to Qyuns, reduce all then-unearned payments otherwise due under Article 8 hereof by [***], with any further remedies being conditioned upon a demonstration by NewCo with sufficient and competent evidence that such reduction is materially inadequate to achieve an equitable compensation for such material breach by Qyuns. If NewCo exercises such remedy, Qyuns stipulates and agrees that such alternative liquidated damages remedy would be a reasonable remedy in such circumstance and not a penalty. For the avoidance of doubt, except as set forth in this Section 13.3, if NewCo exercises the alternative remedy set forth above in this Section 13.3, then all rights and obligations of all Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by any Party pursuant to this Article 13.

13.4 Effect of Termination. Upon any termination of this Agreement:

(a) Licenses. All licenses and other rights with respect to the Terminated Compound and Terminated Territory granted by a Party to the other Party hereunder shall terminate.

(b) Reversion. Where this Agreement is terminated by NewCo under Section 13.2(a) or by Qyuns under Section 13.2(b), 13.2(c), or 13.2(d), if requested by Qyuns, the following shall apply:

(i) NewCo will and hereby does, effective as of the effective date of the termination of this Agreement, grant Qyuns and its Affiliate(s) an exclusive, perpetual, irrevocable, transferable (with the right to grant sublicenses under terms to be agreed) license, under Intellectual Property owned and Controlled by or on behalf of NewCo and/or its Affiliates that Cover such Terminated Compound and Terminated Product and which are used in the Development or Commercialization of the Terminated Compound and Terminated Product as it exists as of the effective date of termination in the Terminated Territory, as necessary or reasonably useful to Develop, Manufacture and/or Commercialize the Terminated Compound and Terminated Product as it exists as of the effective date of termination in and outside the Terminated Territory (“Reversion License”). Whether the Reversion License is royalty-bearing will be determined as follows:

(1) [***]

(2) [***]

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(ii) unless expressly prohibited by any Regulatory Authority or Applicable Law, NewCo shall transfer to Qyuns all of its right, title, and interest in all Regulatory Materials and Regulatory Approvals owned and Controlled by NewCo and its Affiliates and in their name relating solely to the Terminated Product in the Terminated Territory; provided, that, NewCo may retain copies of such items. To the extent such transfer is prohibited by a Regulatory Authority or Applicable Law, NewCo shall permit Qyuns to reference such Regulatory Materials and Regulatory Approvals and NewCo will continue to hold such Regulatory Materials and Regulatory Approvals for the benefit of Qyuns at (x) Qyuns’ costs and expenses (if this Agreement is terminated by NewCo due to Qyuns’ material breach pursuant to Section 13.2(b) or 13.2(c)) or at (y) NewCo’s costs and expense (if this Agreement is terminated by Qyuns pursuant to Section 13.2(b) or 13.2(c) or 13.2(d), or by NewCo for convenience pursuant to Section 13.2(a)). Pursuant to the Reversion License granted to Qyuns, NewCo shall promptly provide to Qyuns all data, materials, and documents (to the extent not already provided to Qyuns) within the NewCo Technology, including, without limitation, pharmacovigilance data, generated by or on behalf of NewCo; and

(iii) where and to the extent permitted by Applicable Law and Regulatory Authorities, NewCo shall transfer control to Qyuns of any Clinical Trials being conducted by NewCo and its Affiliates for the Terminated Compound in the Terminated Territory as of the applicable effective termination, and Qyuns shall assume any and all liability for the conduct of such Clinical Trial after the date of such election.

(iv) Qyuns will pay to NewCo a reasonable consideration for the Reversion License granted to Qyuns under Section 13.4(b)(i), which will be negotiated and agreed between NewCo and Qyuns in good faith taking into account the relative contributions of the Parties. Notwithstanding the foregoing, if the Parties are unable to agree on the consideration payable by Qyuns to NewCo under this Section 13.4(b)(iv) for the Reversion License [***] of commencement of discussions with respect thereto despite their good faith efforts, each Party shall have the right to submit such dispute to mutually designated expert panel to resolve such dispute.

(v) Notwithstanding anything to the contrary herein, with respect to any technology that is licensed to NewCo from a Third Party, (1) NewCo shall use Commercially Reasonable Efforts with such Third Party for, or grant such sublicense rights to Qyuns, and shall advise Qyuns of the identity of such Third Party licensor and the nature of the relevant Intellectual Property; and (2) under any such agreement Qyuns will assume all responsibility and liability associated with Development or Commercialization of the Terminated Compound or Terminated Product in the Terminated Territory except for NewCo’s or its Affiliates’ conduct of such Development or Commercialization of the Terminated Compound or Terminated Product in the Terminated Territory prior to the effective date of any such Transition Agreement.

(vi) Notwithstanding anything to the contrary herein, this Section 13.4(b) shall not apply to an Acquirer of NewCo or any NewCo sublicensee(s) in the event of any termination of this Agreement. No termination of this Agreement, however effectuated, shall obligate an Acquirer of NewCo or NewCo’s sublicensee(s) to grant to Qyuns any license or other right under the Terminated Compound(s) or Terminated Product(s).

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(c) Return of Materials. NewCo shall (and shall cause its Affiliates and sublicensees to) promptly return or destroy (at Qyuns’ election) all data, documents, materials (including but not limited to the drug products, drug substances, cell bank, in each case, as provided by Qyuns to NewCo, as applicable) provided by or on behalf of Qyuns or its Affiliates under this Agreement, and provide written certification of such destruction.

(d) Return of Confidential Information. Each receiving Party shall (and shall cause its Affiliates and sublicensees to) promptly return or destroy (at the disclosing Party’s election) all tangible materials comprising, bearing or containing any Confidential Information of the disclosing Party that are in the receiving Party’s or its Affiliates’ or sublicensees’ possession or control; provided that: (i) each receiving Party may retain one copy of the Confidential Information of the disclosing Party solely to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; (ii) each receiving Party may retain one (1) copy of the Confidential Information of the disclosing Party in its secure legal archives solely for purposes of monitoring compliance with its continuing obligations hereunder; and (iii) the receiving Party shall not be required to transfer or destroy any electronically stored Confidential Information of the disclosing Party made as a matter of the receiving Party’s routine information technology backup, to the extent made and retained in a manner consistent with the receiving Party’s standard archiving and back-up procedures, but not for any other use or purpose. All Confidential Information retained shall continue to be subject to the terms of this Agreement.

(e) Inventory. Upon the expiration or any termination of this Agreement for any reason, Qyuns shall have the right at its election (but not an obligation), to purchase any and all of the inventory of Terminated Products held by NewCo or its Affiliates as of the date of termination, at a price [***] for such inventory of Terminated Products. If Qyuns elects not to purchase such Terminated Products, NewCo may continue to sell its existing inventory of the Terminated Products after the effective date of termination or expiration of this Agreement for a period of [***] (“Wind-Down Period”), provided that any revenue obtained from such disposal will be treated as Net Sales and the provisions of Article 8 will apply to such Net Sales. Upon expiration of the Wind-Down Period, NewCo shall, at Qyuns’ election and direction, either (i) destroy all remaining unsold inventory of Terminated Products at NewCo’s expense, or (ii) transfer such inventory to Qyuns or its designee at Qyuns’ expense.

13.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the termination or expiration of this Agreement for any reason: Section 2.4, Sections 8.2 – 8.8 (but solely with respect to any payment obligations incurred and accrued prior to the effective date of termination), Section 9.1, Section 11.5, Section 13.1 (in the event of expiration but not termination), Section 13.4, Section 13.5, Section 13.6, Article 1, Article 10, Article 12, Article 14, and Article 15.

13.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

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ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.2 Internal Resolution. With respect to all disputes arising between Qyuns and NewCo under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

14.3 Binding Arbitration.

(a) Subject to Section 14.3(f) below, if the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 14.2, and a Party desires to pursue resolution of the dispute, the dispute shall be submitted by either Party for resolution in arbitration administered by the American Arbitration Association (“AAA”) under its arbitration rules and procedures then in effect.

(b) The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each of NewCo and Qyuns (collectively) shall select one person to act as arbitrator and the two selected arbitrators shall select a third arbitrator (who shall be the chairperson of the arbitration panel) within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by AAA. If, however, the aggregate award sought by the Parties is less than [***] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by AAA if the Parties cannot agree).

(c) The seat and location of the arbitration shall be New York City, New York, USA, and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this Agreement and the governing law set forth in Section 15.5. The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.

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(d) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

(e) Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator.

(f) Notwithstanding anything in this Section 14.3, in the event of a dispute with respect to the validity, scope, enforceability or ownership of any Patent or other Intellectual Property rights, and such dispute is not resolved in accordance with Section 14.2, such dispute shall not be submitted to an arbitration proceeding in accordance with this Section 14.3, unless otherwise agreed by the Parties in writing, and instead either Party may initiate litigation in a court of competent jurisdiction in any country in which such rights apply.

ARTICLE 15

MISCELLANEOUS

15.1 Force Majeure. No Party shall be held liable to the other Parties nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, pandemic, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God or any other deity, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Parties of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

15.2 Assignment.

(a) Except as express permitted herein, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by any Party without the prior written consent of the other Party. Any attempted assignment not in accordance with this Section 15.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

(b) Notwithstanding the foregoing, any Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Parties, or in whole to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction (each, a “Sale”) or pledge or assign any of its rights under this Agreement for financing purposes.

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15.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by internationally recognized overnight courier, sent by registered or certified mail, postage prepaid, return receipt requested, or sent by email, to the address set forth below:

If to Qyuns:

Qyuns Therapeutics Co., Ltd.

No.907 Yaocheng Avenue, Taizhou, Jiangsu, China.

Attn: [***]

Email: [***]

with a copy to:

Fangda Partners

24/F, HKRI Centre Two, HKRI Taikoo Hui, 288 Shi Men Yi Road, Shanghai 200041, China

Attn: [***]

Email: [***]

If to NewCo:

LE2025 Therapeutics AG

c/o burckhardt AG, Steinentorstrasse 23, 4051 Basel, Switzerland

Attn: [***]

Email: [***]

with a copy to:

Cooley LLP

One Freedom Square

Reston Town Center, 11951 Freedom Drive

Reston, VA 20190-5656 U.S.A.

Attention: [***]

Email: [***]

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or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or the next Business Day, if delivered on a non-Business Day); (b) on the third (3rd) Business Day after dispatch if sent by internationally recognized overnight courier; (c) on the seventh (7th) Business Day following the date of mailing if sent by mail, or (d) upon confirmation of receipt by the other Party, if sent by email.

15.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. The application of the U.N. Convention on Contracts for the International Sale of Goods is excluded.

15.6 Parent Guarantee. Parent shall cause NewCo to comply in all respects with each of NewCo’s payment and indemnification obligations hereunder. Qyuns may proceed directly against Parent with respect to any breach or other failure to perform any payment or indemnification obligations by NewCo hereunder. Parent hereby unconditionally and irrevocably guarantees to Qyuns and its successors, permitted transferees and permitted assigns, the performance by NewCo of all of its payment and indemnification obligations under this Agreement. This Section will be binding upon and inure to the benefit of Qyuns, NewCo, and Parent and their respective successors and assigns.

15.7 Foreign Corrupt Practices Act Compliance.

(a) Compliance with FCPA. The U.S. government imposes anad enforces prohibitions on the payment or transfer of anything of value to governments, government officials, political parties or political party officials (or relatives or associates of such officials) (“FCPA Covered Person”) for the purpose of illegally influencing them, whether directly or indirectly, to obtain or retain business. This U.S. law is referred to as the Foreign Corrupt Practices Act (“FCPA”), and it can have application to conduct of a U.S. corporation’s foreign subsidiaries, employees, agents and distributors. A summary of the law and related information can be found at http://www.justice.gov/criminal/fraud/fcpa. By signing this Agreement, each Party represents, warrants and covenants (as applicable) to it that:

(i) it is familiar with the provisions and restrictions contained in the OECD Convention and FCPA;

(ii) it shall comply with the FCPA in the Development, Manufacture and Commercialization of a Product under this Agreement;

(iii) it shall not, in the course of its performance under the Agreement, offer, promise, give, demand, seek or accept, directly or indirectly, any gift or payment, consideration or benefit in kind to any FCPA Covered Person that would or could be construed as an illegal or corrupt practice;

(iv) it is not an FCPA Covered Person or affiliated with any FCPA Covered Person; and

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(v) it shall immediately notify the other Parties of any attempt by any FCPA Covered Person to directly or indirectly solicit, ask for, or attempt to extort anything of value from any Party, its Affiliates or sublicensees, and shall refuse any such solicitation, request or extortionate demand except a facilitating payment as expressly permitted under the FCPA.

(b) Compliance Certificate. From time to time upon request from the other Party, each Party shall submit a compliance certificate in the form reasonably requested by the requesting Party that (i) it fully understands its obligations under this Section 15.7 and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Effective Date; (ii) it has been complying with this Section 15.7 and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Effective Date; and (iii) it shall continue to comply with this Section 15.7 and any other applicable laws and regulations mentioned herein or as may come into existence from time to time after the Effective Date.

(c) No Action. In no event shall any Party be obligated under the Agreement to take any action or omit to take any action that such Party believes, in good faith, would cause it to be in violation of any applicable laws and regulations, including the anti-bribery laws referenced in this Section 15.7.

(d) Audit. In the event that a Party has reason to believe that a breach of any obligation of the other Party under this Section 15.7 has occurred or may occur, such Party shall have the right to select an independent third party to conduct an audit of the other Party and review relevant books and records of the other Party, to satisfy itself that no breach has occurred. Unless otherwise required under applicable laws and regulations or by order of a competent court or regulatory authority, such Party shall ensure that the selected independent third party shall keep confidential all audited matters and the results of the audit. such Party does reserve the right to disclose to the U.S. or foreign government, its agencies and/or any other government or non-government party, information relating to a possible violation by the other Party of any applicable law, including a violation of the FCPA or any other applicable anti-bribery law.

15.8 Entire Agreement; Amendments. The Agreement, together with the Exhibits attached hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of all Parties hereto.

15.9 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

15.10 Independent Contractors. It is expressly agreed that Qyuns and NewCo shall be independent contractors and that the relationship between Qyuns and NewCo shall not constitute a partnership, joint venture or agency. Neither Qyuns nor NewCo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other.

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15.11 Waiver. The failure of a Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver will be effective unless it has been given in writing and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

15.12 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.13 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.14 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day, unless otherwise required by the Pharmacovigilance Agreement or such action or omission is required to be taken on such day in order to comply with Applicable Law or a requirement of a Regulatory Authority.

15.15 English Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement (i.e., the English version) shall prevail.

15.16 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.17 Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its

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entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

15.18 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code (“U.S. Bankruptcy Code”) or comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction, rights and licenses to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in any other jurisdiction. In the event that a case under the U.S. Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction is commenced by or against Qyuns or NewCo, then NewCo or Qyuns (as applicable) shall have all of the rights and elections set forth in the U.S. Bankruptcy Code or comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction to the maximum extent permitted thereby. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Qyuns or NewCo under the U.S. Bankruptcy Code or any comparable provisions of applicable bankruptcy or insolvency laws in another jurisdiction, then NewCo or Qyuns (as applicable) shall, to the maximum extent allowable under Applicable Laws, be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the possession of NewCo or Qyuns (as applicable), shall be promptly delivered to NewCo or Qyuns (as applicable) (a) upon any such commencement of a bankruptcy proceeding upon NewCo’s or Qyuns (as applicable) written request therefor, unless Qyuns or NewCo (as applicable) elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a), following the rejection of this Agreement by Qyuns or NewCo (as applicable) upon written request therefor by NewCo or Qyuns (as applicable). Each Party will notify the other Party in the event it reasonably expects to become the subject of an Insolvency Event within the immediately subsequent [***].

15.19 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties.

{Signature Page Follows}

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this License and Collaboration Agreement to be executed by their duly authorized representatives as of the Effective Date.

QYUNS THERAPEUTICS CO., LTD.,

By:	/s/ Qiu Jiwan
Name:	Qiu Jiwan
Title:	CEO

Date:	2025/12/19

LE2025 THERAPEUTICS AG

By:	/s/ Luca Santarelli
Name:	Luca Santarelli
Title:	CEO

Date:	2025/12/18

WINDWARD BIO GROUP AG

By:	/s/ Luca Santarelli
Name:	Luca Santarelli
Title:	CEO

Date:	2025/12/18

List of Exhibits

Exhibit A:	Licensed Patents
Exhibit B:	Development Technology Transfer List
Exhibit C:	NewCo Territory Development Plan
Exhibit D:	Share Delivery Agreement
Exhibit E:	QX027N and Backup Compounds